SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CLEARWATER PAPER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLEARWATER PAPER CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2018

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: Monday, May 14, 2018 Time: 9:00 a.m. Pacific Place: Grand Hyatt, 721 Pine Street, Seattle, Washington 98101 Record Date: March 19, 2018

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum.  Each attendee must present the proper form of documentation (as described in the section “Annual Meeting Information”) to be admitted.

You may vote your shares in one of four ways:
	MAIL Return the proxy card by mail in the postage paid envelope	INTERNET go to www.proxyvote.com	TELEPHONE call the toll free number 1-800-690-6903	IN PERSON Attend the annual meeting with your ID.
Meeting Agenda / Proposals

We are holding this meeting to:

•	elect two directors to the Clearwater Paper Corporation Board of Directors;
•	ratify the appointment of our independent registered public accounting firm for 2018;
•	hold an advisory vote to approve the compensation of our named executive officers; and
•	transact any other business that properly comes before the meeting.

Financial and other information concerning Clearwater Paper is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2017. This proxy statement and our 2017 Annual Report to Stockholders are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Financial Information & SEC Filings.” Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

Notice Regarding the Availability of Proxy Materials	By Order of the Board of Directors,

On or about April 3, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders containing instructions on how to access our 2018 Proxy Statement and 2017 Annual Report to Stockholders. Some of our stockholders, including stockholders that hold shares in one of our Clearwater Paper 401(k) Savings Plans, were not mailed the Notice and instead were mailed paper copies of our 2018 Proxy Statement and 2017 Annual Report on or about April 3, 2018.

MICHAEL S. GADD
Senior Vice President, General Counsel and Corporate Secretary

Proxy Statement Summary

This summary highlights important information you will find elsewhere in this Proxy Statement. It is only a summary and you should review the entire Proxy Statement before you vote.

Meeting Information

Date and Time	Location	Record Date	Mailing Date
Monday, May 14, 2018 9:00 a.m. Pacific	Grand Hyatt, 721 Pine Street, Seattle, Washington 98101	March 19, 2018	On or about April 3, 2018
Meeting Agenda / Proposals
Proposal			Board of Director’s Recommendation
1. Elect two directors to the Clearwater Paper Corporation Board of Directors			FOR each nominee
2. Ratify the appointment of our independent registered public accounting firm for 2018			FOR
3. Hold an advisory vote to approve the compensation of our named executive officers			FOR
4. Transact any other business that properly comes before the meeting

Information regarding our executive compensation program can be found under the “Executive Compensation Discussion and Analysis” section found later in this proxy.

Director Nominees

This table provides a summary of some of the information regarding our two Director Nominees.  For more information regarding these nominees and our other Directors see the “Board of Directors” section later in this Proxy Statement.

Name	Age	Director Since	Current Principal Occupation	Independent	Current Committee Memberships			Other Public Boards
					Audit	Compensation	Nominating and Corporate Governance
Linda K. Massman	51	2013	CEO & President of Clearwater Paper Corporation	No				2
Alexander Toeldte	58	2016	Director of Xerium Technologies, Inc.	Yes		•	•	1

Corporate Governance Highlights

Independence

•	The Board currently has 8 members, 7 of whom are independent.
•	There are three standing committees made up entirely of independent directors.
•	Independent directors regularly meet without management present.

Clearwater Paper Corporation 2018

i

Board Practices

•	The Board and its standing committees perform self-evaluations on an annual basis.
•	Each standing committee operates under a committee charter.
•	The Board oversees risk management practices.
•	The Board regularly receives information concerning, and provides input on, succession planning.
•	The Board has adopted an insider trading policy, a related person policy, corporate governance guidelines, a code of business conduct and ethics, and a code of ethics for senior financial officers.
•	The Board and its committees met 26 times in 2017.

Leadership Structure

•	The Chair of the Board and the CEO are separate.

Majority Vote

•	There is majority voting in uncontested director elections.

Stock Ownership Requirements

•	We have a comprehensive insider trading policy that covers directors and officers.
•	We have an anti-hedging and anti-pledging policy for our stock.
•	Directors and officers all are required to satisfy minimum stock ownership requirements.

Clearwater Paper Corporation 2018

ii

2017 Business Highlights

•

We strengthened our performance by continuing to aggressively reduce costs and drive operational efficiencies throughout our manufacturing and distribution network during a year that included extensive, planned major maintenance. For example, we:

o	completed on time and on budget the installation of a continuous pulp digester at our Lewiston, Idaho site;
o	completed warehouse automation at our Lewiston, Las Vegas, Shelby, North Carolina and Elwood, Illinois sites, resulting in significant cost savings; and
o	completed the closure of our Oklahoma City converting facility and sale of its assets to a third party.
•	We initiated the construction of a second tissue machine, converting lines and warehouse facilities in Shelby focusing on ultra tissue products, a project that remains on schedule and on budget.
•	We integrated our Manchester Industries acquisition, which provides us a direct paper-board sales and converting platform and expands our reach into small and mid-size folding carton channels.
•	We expanded our consumer products business by winning new customers and expanding our presence in the growing club, e-commerce and other new distribution channels.
•

We achieved an aggregate 75% reduction in solid waste at our facilities, surpassing our goal of 20% by 2020 versus baseline, an aggregate 11% reduction in water usage and an aggregate 5% reduction in energy usage.

•	We undertook difficult actions to better position our business for the future by:
o	eliminating the position of group president, so each business segment may be more agile in responding to its unique business opportunities and challenges;
o	completing a comprehensive review of our SG&A spend and initiating changes to be more efficient, better drive efficiencies and reduce costs, including headcount reductions; and
o

launching a comprehensive review of our consumer products operations and cost structure; and initiating the reduction of converting lines and related personnel at our Lewiston facility to help offset the partial loss of volume from our largest tissue customer.

•

We have undertaken these steps to help position us as a cost-efficient, agile and capable partner to retail companies and high-end packaged goods and commercial print sector suppliers and to allow us to benefit from expected growth in private label tissue and succeed in the rapid-evolving packaging markets.

•	While implementing these capital projects, operational efficiencies and cost reductions, we maintained and improved a strong safety record within our industry.

Clearwater Paper Corporation 2018

CLEARWATER PAPER CORPORATION

PROXY STATEMENT

for the

2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to stockholders of Clearwater Paper Corporation in connection with the solicitation of proxies by our Board of Directors for use at our 2018 Annual Meeting of Stockholders, which is described below. References to “Clearwater Paper,” “the company,” “we,” “us” or “our” throughout this proxy statement mean Clearwater Paper Corporation.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to most of our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about April 3, 2018, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a website where they can access our 2018 Proxy Statement and 2017 Annual Report and view instructions on how to vote via the Internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed. Some of our stockholders were not mailed the Notice and were instead delivered paper copies of the documents accessible on the Internet.

ANNUAL MEETING INFORMATION

Date, Time and Place of the Meeting

The 2018 Annual Meeting of Stockholders will be held on Monday, May 14, 2018, at 9:00 a.m., local time, at the Grand Hyatt, 721 Pine Street, Seattle, Washington 98101.

Purpose of the Meeting

The purpose of the meeting is to:

▪	elect two directors to our Board;
▪	ratify the appointment of our independent registered public accounting firm for 2018;
▪	hold an advisory vote to approve the compensation of our named executive officers; and
▪	transact any other business that properly comes before the meeting.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote FOR each director nominee, FOR the ratification of the appointment of our independent registered public accounting firm for 2018 and FOR approval of the compensation of our named executive officers.

Who May Vote

Stockholders who owned common stock at the close of business on March 19, 2018, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Clearwater Paper Corporation 2018

Proxy Solicitation

Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co. may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $6,000 plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Clearwater Paper common stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of Votes—Inspector of Election

Broadridge Financial Solutions, Inc., or Broadridge, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Clearwater Paper (through our transfer agent, Computershare):

▪

Via Internet: Go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

▪

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

▪

In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, and date your proxy card, and return it in the postage paid envelope that was provided to you, return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a Clearwater Paper 401(k) Savings Plan (through Fidelity Management Trust Company):

▪

Via Internet: If you are a participant in the Clearwater Paper Represented 401(k) Plan or the Clearwater Paper 401(k) Plan (which we refer to as the “401(k) Savings Plans”), go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.

▪	By Telephone: Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.
▪

In Writing: Complete, sign, and date the proxy card that was mailed to you, and return it in the envelope that was provided to you or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

IMPORTANT NOTE TO 401(K) SAVING PLANS PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on May 9, 2018, in order to tabulate the voting instructions of 401(k) Savings Plans participants who have voted and communicate those instructions to the 401(k) Savings Plans trustee, who will ultimately vote your shares.

If the 401(k) Savings Plan trustee does not timely receive voting directions from a 401(k) Savings Plans participant or beneficiary, the participant or beneficiary shall be deemed to have directed the 401(k) Savings Plan trustee to vote his or her company stock account in accordance with the pro rata percentage of voting directions received for the allocated stock. Conversely, if voting directions

Clearwater Paper Corporation 2018

are timely received, they will proportionally control how unallocated or undirected company stocks are voted.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

▪

You may receive a Notice of Internet Availability of Proxy Materials or a separate voting instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

▪

If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the holder of record of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, then your broker can vote your shares for “discretionary” items, but cannot vote your shares for “non-discretionary” items.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card, voting instruction forms and through the Internet and telephone voting facilities to vote your shares will vote FOR each director nominee, FOR the ratification of the appointment of our independent registered public accounting firm for 2018 and FOR advisory approval of the vote on the compensation of our named executive officers. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co. toll-free at 1-800-578-5378 or Robin Yim, Vice President, Investor Relations at 1-509-344-5906.

Revoking your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation by mailing to Clearwater Paper Corporation, Corporate Secretary, 601 West Riverside Avenue, Suite 1100, Spokane WA, 99201 and by submitting a later-dated proxy, or you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If your shares are held in one of the 401(k) Savings Plans (through Fidelity Management Trust Company), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions. Broadridge, our proxy agent, must receive your revocation by 11:59 p.m., Eastern Daylight Time, on May 9, 2018, in order for the revocation to be communicated to the 401(k) Savings Plans trustee.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Quorum

On March 19, 2018, the record date, we had 16,461,119 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Votes Needed

The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director listed in Proposal 1 and to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 2.

Clearwater Paper Corporation 2018

The votes presented in Proposal 3 is an advisory vote and therefore are not binding on the company, our Compensation Committee or our Board of Directors. We, however, value the opinions of our stockholders. The Compensation Committee will, as it did with respect to previous stockholder advisory votes regarding named executive officer compensation, take into account the result of the advisory vote when determining future executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposals 1 and 2 withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our bylaws, our Board of Directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Annual Meeting Attendance

We cordially invite and encourage all of our stockholders to attend the meeting. Persons who are not stockholders may attend only if invited by us. You should be prepared to present photo identification for admittance.

▪	If you are a stockholder of record, you must bring a copy of the Notice or proxy card in order to be admitted to the meeting.
▪	If you hold your shares through one of the 401(k) Savings Plans, you must bring your proxy card in order to be admitted to the meeting.
▪	If you own shares in “street” or “nominee” name, you must bring proof of beneficial ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

If you do not provide photo identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting.

Other Matters Presented at Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2018 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on such matters.

Clearwater Paper Corporation 2018

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties as well as to set standards for their professional conduct. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Governance Guidelines may be found on the company’s website at www.clearwaterpaper.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of the Board operate under charters that describe the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

We have established procedures for confidentially and anonymously reporting concerns and potential violations regarding accounting, internal controls and auditing matters, as well as concerns regarding, or potential violations of, our ethics codes and other matters.

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 19, 2018, our Board had eight members, seven of whom are outside (non-employee) directors. The Chair of our Board, Beth E. Ford, is an outside director. With the exception of Linda K. Massman, who serves as our current President and Chief Executive Officer, the Board has determined that none of our directors or their immediate family members have a material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and none of our directors or their immediate family members are employees of our independent registered public accounting firm, KPMG LLP. All of our outside directors are independent within the meaning of the New York Stock Exchange, or NYSE, listing standards and our Director Independence Policy.

Our Board meets regularly in executive session without members of management present and as the Board or its individual members deem necessary. Ms. Ford, as the Chair, presides over these sessions. Each standing committee of the Board also meets in executive session regularly and as the committee or its individual members deem necessary. Our directors are also invited to attend the meetings of committees of which they are not members, and regularly do so.

Board Meetings

Our Board and its committees met a total of 26 times in 2017. All directors attended all meetings of the Board and all meetings of Board committees for which they were a committee member during 2017, except for one committee meeting missed by a single member of that committee. The Board does not have a policy requiring director attendance at annual meetings of our stockholders. However, all of our directors attended our 2017 annual stockholders meeting and we anticipate that all will attend our 2018 annual stockholders meeting.

Clearwater Paper Corporation 2018

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington 99201

Stockholders and interested parties may also communicate with our directors as a group by using the form on our website at www.clearwaterpaper.com, by selecting “Investor Relations,” then “Corporate Governance” and “Contact the Board.” All communications received will be processed by our Corporate Secretary. We forward all communications, other than those that are unrelated to the duties and responsibilities of the Board, to the intended directors.

Our Audit Committee has established procedures to address concerns and reports of potential irregularities or violations regarding accounting, internal controls and auditing matters. Employees may make such reports on a confidential and anonymous basis. All such reports are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline number are available by going to our public website at www.clearwaterpaper.com, and selecting “Investor Relations,” then “Corporate Governance,” and “Procedures for the Reporting of Questionable Accounting and Auditing Matters.” Our employees may also access the procedures and hotline number through our intranet site.

Nominees for Director

Our Nominating and Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NYSE rules as well as our policies, and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating Committee identifies director nominees by first evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating Committee based on the membership criteria described above and set forth in our Governance Guidelines.

Clearwater Paper Corporation 2018

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee must notify our Corporate Secretary in writing at our principal executive office located at 601 West Riverside Avenue, Suite 1100, Spokane, WA 99201. Each notice must include the information about the prospective nominee as would be required if the stockholder were nominating a person to the Board under our Amended and Restated Bylaws, or bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information—Stockholder Proposals for 2019” in this proxy statement.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

▪	the name, age, business address and residence address of the person;
▪	the principal occupation of the person;
▪	the number of shares of Clearwater Paper common stock owned by the person;
▪

a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

▪	a description of all compensation and other relationships during the past three years between the stockholder and the person;
▪	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and
▪	the person’s written consent to serve as a director if elected.

The Nominating Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee. A more detailed description of the information that must be provided as to a prospective nominee is set forth in Article 3 of our bylaws, which are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Committees of the Board

Our Board currently has three standing committees, as described below. The current charters of each of these committees are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

The Board has elected to appoint one of its independent members to serve as Chair. Our Chair, Beth E. Ford, acts as the lead independent director and, among other responsibilities, provides an independent contact to allow the other directors to communicate their views and concerns to management as well as presides over non-management executive sessions of Board meetings. Our Board believes that an independent Chair with prior corporate governance experience combined with a President and CEO who manages the day-to-day operations of our company while also serving as a director, provides our Board with an optimal balance in terms of leadership structure at this point in time.

Clearwater Paper Corporation 2018

In the future, the Board may elect to have the role of Board Chair and CEO performed by the same person, as other companies in our industry do. If we were to adopt that structure, the Board would appoint one of its independent members to serve as Vice Chair, who would act as the lead independent director and, among other responsibilities, provide an independent contact to allow the other directors to communicate their views, and concerns to management as well as preside over non-management executive sessions of Board meetings.

Board Role in Risk Oversight

One of the responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the company. Management, which is responsible for the day-to-day assessment and mitigation of our risks, utilizes an enterprise risk management, or ERM, program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. To assist and strengthen management’s risk assessment and mitigation efforts, we have a Risk Management Committee whose management members represent a company-wide perspective and provide subject matter expertise as part of our ERM process. Through the ERM process, management identifies, monitors and manages risks and regularly reports to the Board or a committee of the Board as to the assessment and management of risks.

The Board’s standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the committee with its assessment and mitigation efforts in regards to particular risks facing the company that have been identified through the ERM process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Additionally, our Vice President, Internal Audit provides the Audit Committee with regular updates on our systems of internal controls over financial reporting, and our General Counsel reviews with the committee significant litigation, claims and regulatory and legal compliance matters.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the company. The Nominating Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, any significant issues it has discussed and the actions taken by the committee.

The Board’s role in risk oversight is consistent with its leadership structure. We believe that our Board’s leadership structure facilitates its oversight of our risk management practices by combining the day-to-day knowledge of our business possessed by our President and CEO as a member of the Board, with the independence provided by our Chair and independent Board committees.

Clearwater Paper Corporation 2018

Committee Membership

The following table shows the membership of each committee as of March 19, 2018:

Nominating
	Audit	Compensation	and Governance
Name	Committee	Committee	Committee
Boh A. Dickey	X
Beth E. Ford (Chair of the Board)	X		X(Chair)
Kevin J. Hunt		X(Chair)
William D. Larsson	X (Chair)		X
Linda K. Massman
John P. O'Donnell		X
Richard D. Peach	X
Alexander Toeldte		X	X

Audit Committee

Our Audit Committee currently consists of four outside directors. Mr. Peach joined the committee on March 1, 2018 and Boh Dickey will leave the committee upon his retirement in May 2018. The committee is responsible for assisting the Board in its oversight of our accounting, financial reporting and internal control matters. As more fully described in its charter, the Audit Committee is also responsible for overseeing the quarterly review and the annual audit of our financial statements. The committee has sole authority to select, compensate and terminate our independent registered public accounting firm as well as the committee’s own consultants and advisors, and it oversees the selection, compensation and termination of our Vice President, Internal Audit. In addition, the committee oversees and administers our Related Person Transactions Policy. See “Transactions with Related Persons” below. The committee has appointed KPMG LLP as our independent registered public accounting firm for 2018, and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of the NYSE listing standards and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that committee members Boh A. Dickey, William D. Larsson and Richard D. Peach are each an “audit committee financial expert” as defined by SEC rules. The Audit Committee met nine times in 2017.

Compensation Committee

Our Compensation Committee currently consists of three outside directors, all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As more fully described in its charter, the Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs, including establishing the performance measurements and targets for executive officers’ incentive pay, as well as annually reviewing and approving their compensation. The Compensation Committee has sole authority to select, compensate and terminate its own compensation consultants or other advisors. Additionally, the committee coordinates with our Board Chair the annual performance review of our Chief Executive Officer. The committee also reviews the “Executive Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion to the full Board for approval. See “Executive Compensation Discussion and Analysis” in this proxy statement for a discussion of the committee’s role in setting executive compensation. The Compensation Committee met six times in 2017.

Nominating and Governance Committee

Our Nominating and Governance Committee, or Nominating Committee, currently consists of three outside directors all of whom are independent within the meaning of the NYSE listing standards and

Clearwater Paper Corporation 2018

our Director Independence Policy. As described more fully in its charter, the Nominating Committee is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board corporate governance principles. The committee also oversees the evaluation of the Board and assists in the evaluation of management and has sole authority to select, compensate and terminate its own consultants and advisors. The Nominating Committee met four times in 2017.

Compensation Committee Interlocks and Insider Participation

Fredric W. Corrigan, who served on the Compensation Committee until May 2017, Kevin J. Hunt, John P. O’Donnell, and Alexander Toeldte, who joined the committee in May 2017, served as members of our Compensation Committee during 2017. All are outside directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2017.  Mr. Corrigan retired on May 7, 2017, and his service on the Compensation Committee ended on that date.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Board has adopted a Related Person Transactions Policy that applies to our directors and executive officers, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our General Counsel and Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting.

We did not conduct any transactions with related persons in 2017 that would require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

Clearwater Paper Corporation 2018

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect two individuals to serve as directors until the 2021 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director during the past five years. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2021 (Class I)

Linda K. Massman (age 51) has been a director since January 2013. Ms. Massman has served as President and CEO of Clearwater Paper since January 1, 2013, and served as President and COO from November 2011 to December 2012. Ms. Massman served as CFO and Senior Vice President, Finance from May 2011 to November 2011, and as CFO and Vice President, Finance from December 2008 to May 2011. From September 2008 to December 2008, Ms. Massman served as Vice President of Potlatch Corporation pending completion of the spin-off of Clearwater Paper Corporation. From May 2002 to August 2008, Ms. Massman was Group Vice President, Finance and Corporate Planning, for SUPERVALU Inc., a grocery retail company. Ms. Massman also serves as a director of Black Hills Corporation (NYSE: BKH), an energy company, and is a member of its Compensation Committee, as well as a director for TreeHouse Foods, Inc. (NYSE:THS) and is a member of its Audit Committee and Governance Committee. In 2017, Ms. Massman served as board chair for the American Forest & Paper Association, the national trade association of the forest products industry.

The Board believes that Ms. Massman should serve as a director because, as the CEO, Ms. Massman’s knowledge of our day-to-day operations and effectiveness of our business strategies provides a valuable perspective to our Board. Additionally, Ms. Massman’s experience, knowledge, skills and expertise acquired having served as CEO, COO and CFO of the company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Further, Ms. Massman’s experience in corporate and business planning are integral to the Board’s assessment of business opportunities and strategic options for our company. Based primarily on these considerations, the Board concluded that Ms. Massman should be nominated for re-election to our Board.

Alexander Toeldte (age 58) has been a director since April 2016.  Currently he serves as a director of Xerium Technologies, Inc. (NYSE:XRM), a global provider of industrial consumable products and services and is a member of its Compensation Committee and Governance Committee. Mr. Toeldte has served as the Chairman of Jitasa, Inc., a privately held provider of software and accounting services for non-profit organizations, since 2014 and is a member of its Compensation Committee. He has served as chairman of Wevorce, a privately held software-as-a-service company from 2015 to 2017, as well as an operating director at Paine & Partners, LLC, a private equity firm from 2015 to 2016. Mr. Toeldte served as President, CEO and a director of Boise Inc., a paper manufacturer, from February 2008 to 2013 and as its Executive Vice President, paper, packaging and newsprint segments from October 2005 to 2008.  Mr. Toeldte’s previous experience includes serving as Executive Vice President of Fonterra Co-operative Group, a New Zealand based global dairy company, and CEO of Fonterra Enterprises.  Mr. Toeldte served in various capacities with Fletcher Challenge Limited Group, a New Zealand based group with

Clearwater Paper Corporation 2018

holdings in paper, forestry, building materials, and energy, including as CEO of Fletcher Challenge Building and Fletcher Challenge Paper as well as Group CFO.  Mr. Toeldte served as a partner at McKinsey & Company in Toronto, Brussels, Montreal, and Stockholm, and as Chairman of the American Forest & Paper Association in 2012.

The Board believes that Mr. Toeldte’s global experience, knowledge and skills acquired in leadership positions in the paper industry as well as in the consumer products industry add significant value to the Board.  Further, Mr. Toeldte’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as CEO of Boise Inc. is integral to the Board for assessing historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Toeldte should be nominated for re-election to our Board.

Directors Continuing in Office until 2019 (Class II)

Kevin J. Hunt (age 66) has been a director since January 2013. From January 2013 to January 2014 he served as a consultant to ConAgra Foods, Inc., which acquired Ralcorp Holdings Inc. in January 2013. Mr. Hunt served as President, CEO and a Director of Ralcorp Holdings Inc., a producer of private-brand foods and food service products from January 2012 to January 2013. He served as Co-CEO and President of Ralcorp from 2003 until 2012 and as a director from 2004 until the company’s acquisition. Prior to that period, Mr. Hunt was Corporate Vice President and President of Bremner Food Group. Mr. Hunt served as an advisory director of Berkshire Partners, a private equity firm, from 2013 to 2015. He served as a director of Vi Jon, a manufacturer of private label personal care products owned by Berkshire Partners, from 2012 to 2017. Mr. Hunt has served as a director of Energizer Holdings, Inc. (NYSE: ENR), a manufacturer of primary batteries and portable lighting products, since its spin-off from Edgewell Personal Care Company in July 2015 and is a member of its Nominating and Compensation Committee.

The Board believes that Mr. Hunt’s experience, knowledge, skills and expertise acquired as a director, CEO and executive officer of Ralcorp, including experience and understanding of private label consumer product markets, as well as strategy, financial oversight and execution skills, add significant value to the Board. Further, Mr. Hunt’s experience and understanding of business strategy formation and execution from both a board and management perspective acquired as an executive and director of a growing company is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Hunt should serve as one of our directors.

William D. Larsson (age 72) has been a director since December 2008. Mr. Larsson served as Senior Vice President and CFO of Precision Castparts Corp., an industrial manufacturing company, from August 2000 until his retirement in December 2008. Mr. Larsson serves as a director and chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee of Schnitzer Steel Industries, Inc. (NASDAQ: SCHN), a manufacturer of recycled metal products, and served as its lead director from 2008 to 2014.

The Board believes that Mr. Larsson’s experience, knowledge, skills and expertise acquired as the CFO of Precision Castparts, a Fortune 500 company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Additionally, Mr. Larsson’s service and experience as a lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Larsson should serve as one of our directors.

Richard D. Peach (age 54) has been a director since March 2018. Mr. Peach has served as the Senior Vice President, Chief Financial Officer for Schnitzer Steel Industries, Inc. (NASDAQ: SCHN), a manufacturer of recycled metal products, since December 2007. In September 2016, in addition to

Clearwater Paper Corporation 2018

his responsibilities as Chief Financial Officer, Mr. Peach assumed the role of Chief of Corporate Operations. He served as Deputy Chief Financial Officer for Schnitzer Steel from March 2007 to December 2007. Mr. Peach is a member of the Institute of Chartered Accountants of Scotland.

The Board believes that Mr. Peach’s experience, knowledge, skills and expertise acquired as the CFO and CCO of Schnitzer Steel, including experience and understanding of the operation and governance of a public company, as well as those Mr. Peach acquired as a CFO and controller of previous companies, including financial reporting expertise and understanding of internal and financial controls, add significant value to the Board. Based primarily on these considerations, the Board concluded that Mr. Peach should serve as one of our directors.

Directors Continuing in Office until 2020 (Class III)

Beth E. Ford (age 54) has been a director since January 2013 and Chair of the Board since January 2018. Since December 2017 Ms. Ford has served as Chief Operating Officer at Land O’Lakes, Inc., a Fortune 200 member-owned agricultural production and dairy cooperative, where she served as Group Executive Vice President – COO from 2015 to December 2017 and Executive Vice President and Chief Supply Chain Officer from January 2012 to 2015. From October 2008 to January 2012, Ms. Ford served as Executive Vice President and Head of Supply Chain at International Flavors & Fragrances Inc., a producer of flavors and fragrances. Since January 2015, Ms. Ford has served on the board of directors of PACCAR Inc. (NASDAQ: PCAR), a manufacturer of light-, medium- and heavy-duty trucks and is a member of its Compensation Committee.

The Board believes that Ms. Ford’s experience, knowledge, skills and expertise acquired in leadership positions of supply chain and operations management roles in multiple industries as well as her consumer products experience, add significant value to the Board. Further, Ms. Ford’s education in business management with a focus in finance provides the Board with additional knowledge and skills in assessing strategic options for the company. Based primarily on these considerations, the Board concluded that Ms. Ford should serve as one of our Directors.

John P. O’Donnell (age 56) has been a director since April 2016.  Mr. O’Donnell has served as President and CEO of Neenah, Inc. (NYSE: NP), a global specialty materials company, since May 2011 and as a director since November 2010. He served as Neenah Inc.’s COO from June 2010 to May 2011 and as President, Fine Paper from 2007 to June 2010. Mr. O'Donnell was employed by Georgia-Pacific Corporation from 1985 until 2007 and held increasingly senior management positions in the Consumer Products division where he served as President of the North American Retail Business from 2004 through 2007, and as President of the North American Commercial Tissue business from 2002 through 2004.

The Board believes that Mr. O’Donnell’s experience, knowledge and skills acquired in leadership positions in the consumer products paper industry add significant value to the Board. Further, Mr. O’Donnell’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a CEO of Neenah Inc. and in management positions at Georgia-Pacific is integral to the Board for assessing historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. O’Donnell should serve as one of our Directors.

Directors Whose Term Ends in May 2018 After Reaching the Mandatory Retirement Age

Boh A. Dickey (age 73) has been a director since December 2008. Mr. Dickey served as the Chair of the Board from January 2013 through December 2017 and as the Vice Chair of the Board from May 2010 to December 2012, and previously served as Chair of the Board from December 2008 to May 2010. Mr. Dickey served as the President, COO and a director of SAFECO Corporation, an insurance and financial services company, from 1996 until his retirement in 2001. Prior to that, Mr. Dickey was the Controller and then CFO of SAFECO. Mr. Dickey also served as a director of Potlatch Corporation, a timber REIT, and Chair of its Audit Committee (NASDAQ: PCH), from July 2000 until his retirement from that board at the end of 2016.

Clearwater Paper Corporation 2018

The Board believes that Mr. Dickey’s experience, knowledge, skills and expertise acquired as the President and COO of Safeco, including experience and understanding of the operation and governance of a public company, and as its Controller and CFO, as well as those Mr. Dickey acquired as an audit partner at an independent public accounting firm, including financial reporting expertise and understanding of internal and financial controls, add significant value to the Board. Additionally, Mr. Dickey’s extensive qualifications and experience gained from serving as the chair of an Audit Committee for another public company provides expertise necessary for the functioning of our Board and the committees we are required to have as a NYSE listed public company. Further, Mr. Dickey’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of our company and Potlatch is integral to the Board for assessing historical trends and strategic options for our company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

Clearwater Paper Corporation 2018

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

This table shows the number of shares of our common stock beneficially owned, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. Except for our 5% holders, the table shows beneficial ownership as of March 9, 2018. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 16,461,119 shares of our common stock outstanding as of March 9, 2018. Under SEC rules, beneficial ownership includes shares over which the person or entity exercises voting or investment power and also any shares that the person or entity has the right to acquire within 60 days of March 9, 2018. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned		Percent of Class	Common Stock Units (1)
Stockholders Owning More Than 5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,100,408	(2)	12.76%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,705,839	(3)	10.36%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,547,186	(4)	9.40%

Dimensional Fund Advisors LP	1,385,494	(5)	8.42%
Building One, 6300 Bee Cave Road
Austin, TX 78746

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	1,090,000	(6)	6.62%

Directors and Named Executive Officers
Boh A. Dickey	10,000	(7)	*	52,810	(8)
Beth E. Ford	-		*	13,304	(9)
Kevin J. Hunt	-		*	9,502	(8)
William D. Larsson	1,000		*	52,810	(8)
Linda K. Massman	290,272	(10)	1.76%
John P. O'Donnell	-		*	3,951	(8)
Richard D. Peach	-		*	440	(11)
Alexander Toeldte	-		*	3,951	(8)
Patrick T. Burke	12,097	(12)	*
Michael S. Gadd	90,328	(13)	*
John D. Hertz	46,850		*
Kari G. Moyes	5,502		*
Directors and Executive Officers as a Group
(13 persons)	452,141	(14)	2.72%
*	Less than 1%

Clearwater Paper Corporation 2018

(1)

Represents vested common stock units as of March 9, 2018. These stock units are not actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with any accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Deferred Compensation Plan for Directors (see “Compensation of Directors”). The units for Ms. Ford include deferred director’s fees that have been converted into common stock units. Ms. Ford’s deferred directors fees will be converted to cash and paid according to the election made prior to deferring fees. The annual deferred awards to non-employee directors are converted to cash and paid upon separation from service as a director. These stock units include those that will vest within 60 days of March 9, 2018.

(2)

Based on the stockholders’ Schedule 13G/A filed on January 19, 2018, with the SEC, the stockholder serves as a parent holding company registered under the Investment Advisors Act, with sole dispositive power over all of these shares and sole voting power over 2,055,492 of these shares. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2017, by the following entities: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC; which as an aggregate held 12.8% of our common stock outstanding as of December 31, 2017. BlackRock Fund Advisors beneficially owns 5% or more of the total shares owned by BlackRock, Inc.

(3)

Based on the stockholders’ Schedule 13G/A filed on February 14, 2018, with the SEC, the stockholder serves as an investment advisor and an investment company registered under the Investment Advisors Act, with sole dispositive power over all of these shares and sole voting power over 455,074 of these shares, aggregately representing 10.3% of the shares of our common stock outstanding as of December 31, 2017. The schedule indicates that these shares are held as of December 31, 2017, by various individual and institutional clients, including T. Rowe Price Small-Cap Value Fund, Inc. which owned 7.5% of the shares of our common stock outstanding as of December 31, 2017. For the purpose of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Based on the stockholders’ Schedule 13G/A filed on February 9, 2018, with the SEC, the stockholder serves as an investment advisor registered under the Investment Advisors Act, with sole dispositive power over 1,527,646 of these shares, shared dispositive power over 19,540 of these shares, sole voting power over 18,573 of these shares and shared voting power over 2,890 of these shares, aggregately representing 9.41% of the shares of our common stock outstanding as of December 31, 2017. The Schedule indicates that all these shares are held as of December 31, 2017, by various individuals and institutional investors including Vanguard Fiduciary Trust Company, which owns 16,650 shares, representing .10% and Vanguard Investments Australia, Ltd, which owns 4,813 shares or .02% of our common stock outstanding as of December 31, 2017.

(5)

Based on the stockholders’ Schedule 13G filed on February 9, 2018, with the SEC, the stockholder serves as an investment advisor registered under the Investment Advisors Act, with sole dispositive power over all of these shares, and sole voting power over 1,317,924 of these shares, aggregately representing 8.43% of the shares of our common stock outstanding as of December 31, 2017, however, Dimensional Fund Advisors LP expressly disclaims beneficial owner of such securities.

(6)

Based on the stockholders’ Schedule 13G filed on February 14, 2018, with the SEC, the stockholder serves as an investment advisor registered under the Investment Advisors Act, with sole dispositive power and sole voting power over all of these shares, representing 6.6% of the shares of our common stock outstanding as of December 31, 2017.  Capital World Investors disclaims beneficial ownership of any of the securities and holds more than 5% of our common stock outstanding as of December 31, 2017 on behalf of SMALLCAP World Fund, Inc.

Clearwater Paper Corporation 2018

(7)	These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power and includes 1,985 shares that will vest in the next 60 days.
(8)	These shares include 1,985 shares that will vest in the next 60 days.
(9)	These shares include 1,985 shares that will vest in the next 60 days and 3,802 shares that are in Ms. Ford’s deferred director fees account.
(10)	These shares include 33,663 shares that are in Ms. Massman’s deferred account.
(11)	These shares represent shares that will vest in the next 60 days.
(12)	Of these shares, 33 are held in Mr. Burke’s individual account under our 401(k) employee savings plan.
(13)

Of these shares, 68,472 are held in a trust over which Mr. Gadd shares voting and investment power with his spouse and 53 shares are held in Mr. Gadd’s individual account under our 401(k) employee savings plan.

(14)	Includes an aggregate of 86 shares of common stock held for the executive officers’ benefit under our 401(k) employee savings plan.

Clearwater Paper Corporation 2018

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2017 Annual Report on Form 10-K.

The Compensation Committee Members:

Kevin J. Hunt, Chair John O’Donnell Alexander Toeldte

Clearwater Paper Corporation 2018

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The following portion of our proxy statement discusses and analyzes the 2017 compensation programs and decisions applicable to the following executive officers of the company, which we sometimes refer to as the “named executive officers” or “NEOs”:

Named Executive Officer	Title
Linda K. Massman	President and Chief Executive Officer
John D. Hertz	Senior Vice President, Finance and Chief Financial Officer
Patrick T. Burke	Senior Vice President, Group President
Michael S. Gadd	Senior Vice President, General Counsel and Corporate Secretary
Kari G. Moyes	Senior Vice President, Human Resources

Clearwater Paper Corporation 2018

Executive Compensation Overview

Our compensation philosophy remains consistent and straightforward—pay our executives competitive and fair compensation that is linked to individual and company performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the company, foster stockholder value creation, and align executives’ interests with those of our stockholders.

Our Compensation Committee works with its compensation consultant and management, and ultimately uses its judgement, in the design of and selection of performance metrics used in our executive compensation program.  The committee strives to identify the financial and operational levers that will help us achieve our overall business strategy and direction as well as align with stockholders’ interests.  We have consistently included discrete and distinct financial metrics in both our cash-based compensation programs and in our equity-based compensation programs to further link our compensation to company performance.

At our annual meetings in 2017 and 2016, our stockholders cast advisory votes of approximately 97% and 96%, respectively, in favor of our 2016 and 2015 compensation of our named executive officers. Our Compensation Committee took these advisory votes of our stockholders into account as a factor in maintaining the overall structure of our executive compensation program.

Pay Outcomes

Strong Links between Pay and Performance

In 2015, we adopted a three-year business plan focused on improving our operating efficiencies and cost effectiveness to build a solid platform for the future in a competitive industry.  Over the past three-years, we successfully implemented that plan, which has resulted in significant efficiencies and cost savings to date with additional efficiencies and cost savings expected going forward.

Over that period we continued to link executive pay to company financial and stock performance with the use of:

•	EBITDA metrics that are tied to our annual budgets;
•	relative total stockholder return (“TSR”) that is tied to our stock performance over time; and
•	beginning in 2017, return on invested capital (“ROIC”) to focus on the delivery of financial results from our strategic initiatives and related capital expenditures.

And over that three year period, an increasingly competitive market place and rapidly changing market dynamics have defined our industry.  Our consumer products business and that of our competitors have faced:

•	increasing tissue capacity and new entrants in a capital intensive industry;
•	intensifying competition experienced by customers as the result of consolidations, new entrants and changing retail purchasing patterns; and
•	increasing pricing pressures from traditional retail customers to reduce their costs.

Our paperboard business and that of our competitors have faced:

•	increasing paperboard capacity, in North America as well as in Asia and Europe, and
•	a strong U.S. dollar, which increases imports and domestic competition to offset displaced overseas sales.

Both of our business segments and the rest of the industry have experienced an inability to pass on increasing input costs.

Clearwater Paper Corporation 2018

Payout History

These challenges have affected our financial performance and resulted in volatility in our stock price, and accordingly, have been captured by and reflected in our performance-based executive compensation.

Our named executive officers’ performance based variable compensation represents the majority of their total compensation.  This variable compensation for the past three years saw a direct and significant reduction, specifically:

•	2 out of 3 performance share awards resulted in zero payout;
•	2 out of 3 annual incentive payments were below target; and
•	2 out of 3 stock option awards had an “underwater” exercise price at the end of the year.

2015 – 2017 Performance Share Payouts

During the three-year performance period for performance share awards granted in 2015 (for the 2015-2017 performance period), we had a -33.2% TSR compared to a median TSR for the S&P MidCap 400® Index (excluding those companies classified as members of the GICS® Financials sector) of 31.2%. This placed us in the 15.2 percentile for performance compared to the index group during this period, resulting in a zero payout of performance shares.

2015-2017 TSR PERFORMANCE PERIOD: ZERO PAYOUT

PERFORMANCE SHARE AWARD PAYOUT IN EACH OF 2015, 2016 and 2017

Clearwater Paper Corporation 2018

2015-2017 CEO Target Pay vs. Realized Pay

During the 2015-2017 period, when our TSR was -33.2%, our CEO’s realized pay was 46% lower than aggregate target pay, demonstrating the strong link between pay outcomes and company stock price performance.  Specifically, our CEO’s realized pay was directly and significantly reduced by:

•	below-target annual incentive pay outcomes,
•	below-threshold or zero performance share pay outcomes, and
•	underwater option awards for 2 of the past 3 grants,

The chart below compares our CEO’s target pay versus realized pay for this three-year period:

(1)

Target Pay – consists of base salary, target annual incentive cash bonus amount and the fair value at grant of equity awards (i.e., Black-Scholes for stock options and the closing price of our common stock on the date of the grant for RSUs), excluding other compensation paid.

(2)

Realized Pay consists of base salary, annual Incentive cash bonus at actual payout levels, RSUs, stock options less exercise price, and outstanding PSU awards at projected payout (currently 0%) for the 2016 – 2017 tranche, and at 0% for the r TSR component for the 2017 – 2019 tranche. PSU, RSU and stock option values were calculated using our closing stock price of $45.40 as of December 29, 2017.

CEO Stock Ownership

Ms. Massman holds 192,681 shares as of December 31, 2017, and has not sold any shares during her tenure with the company. These actions further support Ms. Massman’s alignment with the long-term success of the company and our stockholders.

Clearwater Paper Corporation 2018

2017 Executive Compensation Overview

2017 NEO Salary, Target Cash Bonus, and Target Equity Award. For 2017, the Compensation Committee set the base salary, annual incentive plan (or “AIP”) cash bonus target, and long-term incentive plan (or “LTIP”) equity value target for each of our named executive officers as follows:

Name	2017 Annual Salary(1)	2017 AIP Target(2)	2017 LTIP Target(3)
Linda K. Massman President and Chief Executive Officer	$925,000	$916,700	$2,500,000
John D. Hertz Senior Vice President, Finance and Chief Financial Officer	$500,000	$322,800	$535,000
Patrick T. Burke Senior Vice President Group President	$460,000	$296,800	$600,000
Michael S. Gadd Senior Vice President, General Counsel and Corporate Secretary	$425,000	$274,600	$420,000
Kari G. Moyes Senior Vice President Human Resources	$325,000	$177,800	$340,000
(1)	Actual salaries earned for 2017 as shown in the Summary Compensation Table on page 36 may differ due to timing of annual salary increases.
(2)	AIP cash bonus targets are a percentage of a named executive officer’s actual salary for a given year. These targets percentages have remained unchanged for the prior three years.
(3)

LTIP equity value targets are established annually taking into consideration a competitive market assessment performed by the Compensation Committee’s consultant as well as committee discretion to address individual executive considerations.

2017 NEO Performance-Based Variable Compensation. Consistent with our performance-based compensation philosophy, our CEO’s 2017 target compensation was weighted 79% in the form of variable, performance-based compensation, and the average of our other named executive officers’ 2017 target compensation was similarly weighted 63%. The components of this variable, performance-based target compensation are shown in the following charts:

Clearwater Paper Corporation 2018

Annual Incentives

2017 AIP Design

Focus on Performance and Responsibilities. 100% of our named executive officers’ annual cash bonus was based on company performance for 2017.  Because our executive officers are responsible for our overall financial and operational performance, target annual incentives focused on, and included performance measures for:

•	EBITDA, as a measurement of financial performance to focus participants on generating income and cash flow by both increasing revenues and controlling costs.
•	EBITDA margin, as a measurement of operating profitability to focus participants on the quality of the company’s income and cash flow, both through top-line growth and greater efficiencies.
•

A productivity component to link directly to our focus on cost control and operational efficiency on such items as the delivery of financial results from our strategic and operational initiatives, corporate level cost savings, reduced manufacturing costs, increased regional sales and mill-level initiatives.

AIP Performance Measures.  For 2017, the company performance measures were:

▪	37.5% of Target Award Based on EBITDA Performance
▪	37.5% of Target Award Based on EBITDA Margin Performance
▪	25% of Target Award Based on Productivity Performance

If the company did not achieve the EBITDA threshold, no cash bonuses would be paid from the annual incentive plan. The performance scales for 2017 annual cash bonuses and the corresponding performance modifiers as a percentage of target were as follows:

EBITDA $ / EBITDA Margin % / Productivity Performance Level $	Performance Modifier (Percentage of Target Bonus)
Below Threshold	0% x Target Bonus
Threshold	50% x Target Bonus
Target	100% x Target Bonus
Maximum	200% x Target Bonus

The performance modifiers increase or decrease depending on the payout ratio determined by the committee for performance between threshold and target levels and between target and maximum levels. There would have been no funding of the annual bonus plan if EBITDA performance was below the threshold level and therefore no annual award payment to participants. The most that can be paid out to participants in the annual incentive plan, including named executive officers, is 200% of target based on performance.

2017 AIP Payout

AIP Performance 2017.  Consistent with our pay-for-performance philosophy and as a result of a focus on controlling costs and increasing efficiency, we paid annual bonus awards for executives and all other eligible employees for 2017 at an average of 84.8% of target, corresponding to company performance targets established under our annual incentive plan:

Clearwater Paper Corporation 2018

2017 EBITDA PERFORMANCE

As determined by the committee, 2017 EBITDA, EBITDA Margin, and Productivity Performance threshold, target and actual amounts were as follows:

	EBITDA $	EBITDA Margin %	Productivity Performance $
2017 Threshold	$171.5 Million	9.80%	$34.6 Million
2017 Target (1)	$201.8 Million	11.50%	$43.2 Million
2017 Actual (2)	$189.5 Million	10.95%	$41.4 Million
Approved Percentage of Target	80%	84%	90%
(1)

For purposes of establishing 2017 Target EBITDA, Target EBITDA Margin and Target Productivity Performance and the calculation of year-end results, the Compensation Committee adjusted for expenses expected to be incurred by the company in connection with adjusting directors’ phantom equity compensation for purposes of mark-to-market accounting requirements, costs associated with the 2017 closure of our Oklahoma City, Oklahoma facility and costs associated with the 2014 closure of our Long Island, New York facility.

(2)

For purposes of measuring 2017 EBITDA, EBITDA Margin and Productivity Performance, the committee adjusted for expenses incurred by the company in connection with the mark-to-market directors equity award accounting adjustments, costs associated with the Long Island and Oklahoma City facilities closures, costs associated with the 2016 acquisition of Manchester Industries and reorganization related expenses associated with selling, general and administrative cost control measures. The 2017 EBITDA for the company shown in the table is presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the heading Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA, in our Annual Report on Form 10-K, filed on February 21, 2018, which we refer to as our 10-K, by taking our net earnings, and adding net interest expense, income taxes, depreciation and amortization and $15.0 million of net expenses related to the items listed above. EBITDA Margin is calculated by dividing EBITDA, as adjusted above, by net sales.

2018 AIP Changes

AIP Changes for 2018. We eliminated EBITDA Margin as a component under the annual incentive plan for our executive officers for 2018 as both EBITDA and EBITDA Margin Targets are ultimately based on our annual budget, and included a performance measure based on company-wide strategic metrics.

For 2018, the company performance measures targets for executive officers not in charge of a business segment are:

Clearwater Paper Corporation 2018

▪	75% of Target Award Based on Company EBITDA Performance
▪	25% of Target Award Based on Company-Wide Strategic Metrics Performance

Performance measures for executive officers in charge of a business segment are:

▪	40% of Target Award Based on Company EBITDA Performance
▪	30% of Target Award Based on Company-Wide Strategic Metrics Performance
▪	30% of Target Award Based on Division EBITDA Performance

If the company does not achieve EBITDA threshold no cash bonuses will be paid under our annual incentive plan.

Long-Term Incentives

2017 LTIP Design

Focus on Performance, Retention and Recruitment. In 2017, we continued to link long-term incentives directly to our strategic initiatives and related financial performance with the inclusion of ROIC performance.

We focused on stockholder return via the award of performance shares, and focused on stock price growth with the grant of stock options to our executive officers. We awarded RSUs for the purpose of talent retention. Weighting 75% of long-term-awards to performance shares and stock options aligns equity incentives with company performance and, ultimately, with stockholder value creation. Our named executive officers received their 2017 long-term incentive plan awards in the following proportions:

	Percentage of LTIP Award
LTIP Participant	RSUs	Options	Performance Shares
Executive Officers	25.0%	37.5%	37.5%

Performance Measures.  For 2017, we used two metrics for performance shares granted for the 2017-2019 period to named executive officers:

▪	60% of Performance Share Award Based on ROIC Performance (1)
▪	40% of Performance Share Award Based on relative TSR (2)
(1)

Measured over the three-year period to focus on the delivery of financial results from our strategic initiatives and related capital expenditures. Additional detail regarding the ROIC performance metric will not be disclosed until the end of the performance period given that the goal detail is confidential and competitive in nature. Such disclosure could cause competitive harm. The target-level goals can be characterized as strong performance, meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

(2)	Measured against the S&P MidCap 400® Index (excluding those companies classified as members of the GICS® Financials sector) to focus on delivery of value to our stockholders.

Clearwater Paper Corporation 2018

For the three-year performance period beginning January 1, 2017 and ending December 31, 2019, the relative TSR performance scale and the corresponding number of shares earned as a percentage of target were set by the Compensation Committee as follows:

Performance Level	Total Stockholder Return Percentile Rank Versus S&P MidCap 400® Index (excluding those companies classified as members of the GICS® Financials sector)	Number of Shares Earned (Percentage of Target)
Threshold	25th Percentile	0% of Target
Target	50th Percentile	100% of Target
Maximum	75th Percentile	200% of Target

For additional Long-Term Incentive Plan details see “Other Compensation Related Matters”, pages 32-33.

2018 LTIP Changes

LTIP Changes for 2018. Our named executive officers, including our CEO, received their 2018 long-term incentive plan awards in the following portions:

	Percentage of LTIP Award
	RSUs	Options	Performance Shares
Executive Officers	30%	30%	40%

In addition, the 2018-2020 performance share grants will be based on company-wide financial metrics, as follows:

▪	60% of Performance Share Award Based on Free Cash Flow
▪	40% of Performance Share Award Based on ROIC Performance

Free Cash Flow will be measured over a three-year period based on cumulative GAAP operating cash minus $50 million maintenance expense for each year of the period. ROIC will be measured over a three-year period. We continue to use the ROIC component to focus on the delivery of financial results from our strategic initiatives and related capital expenditures, and the Free Cash Flow component to focus on reduction of debt levels and return of capital to shareholders.

We continue to use relative TSR performance for the performance shares we granted for the 2018-2020 period measured against the S&P MidCap 400® Index (excluding those companies classified as members of the GICS® Financials sector). However, TSR performance is used as a performance modifier for the 2018-2020 performance share awards to provide for a plus or minus 25% adjustment in performance shares earned based on ROIC and Free Cash Flow performance up to a maximum of 200% payout in total.

Other Compensation Related Matters

Executive Compensation Practices

What We Do:

✓	Commit to oversight, evaluation and continuous improvement of our executive pay design and administration.
✓	Target executive compensation mix to favor performance-based compensation.
✓	Target executive compensation at the market median with a range of opportunities above and below target to reflect actual performance.
✓	Measure executive compensation levels and targets against other similarly-sized manufacturing companies, both in and outside our industry.

Clearwater Paper Corporation 2018

✓	Utilize key measures tied to operational, financial and share performance.
✓	Require stock ownership by executives to further align our executives’ and stockholders’ interests.
✓	Prohibit short selling, purchasing on margin, pledging of company stock or other company securities, and buying or selling puts or calls in company stock or other company securities.
✓	Provide for broad clawbacks in stock incentive and annual incentive plans.

What We Don’t Do:

X	Provide perks to executive officers.
X	Provide for excise tax gross-ups in executive compensation plans.
X	Provide for outstanding equity awards to payout after a change of control absent a termination of employment--RSUs and option awards require a “double trigger.”

Compensation Committee Process

Compensation Oversight. The Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs. The committee’s responsibilities include determining and approving annual performance measurements for our executive officers’ incentive pay and reviewing, determining and approving their compensation packages. As a part of the annual compensation decision process, the Compensation Committee considers overall company and individual performance as well as performance against specific pre-established financial goals, achievement of strategic initiatives, performance relative to financial markets, and a risk/control and compliance assessment.

Management Input. As part of our process for establishing executive compensation, our CEO and our Senior Vice President, Human Resources, or SVP-HR, provide information and make recommendations to the Compensation Committee. Our CEO and SVP-HR provide the Compensation Committee with a detailed review of the actual results for the company compared to the performance measures set at the beginning of the year under our annual incentive plan. Our CEO provides to the committee performance evaluations of the executives who report to her; and recommendations regarding (i) changes to base salaries as well as target amounts for annual cash bonuses and equity awards for each executive officer, excluding her own; (ii) compensation packages for executives being hired or promoted; and (iii) proposed company performance targets.

Recommendations regarding target and actual executive compensation components are based on the principal duties and responsibilities of each position, competitor pay levels within our industry in both regional and national markets and at comparable companies, and internal pay equity, as well as on individual performance considerations.

Compensation Consultants. The Compensation Committee has engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, to advise the committee on executive compensation matters as well as the competitive design of the company’s long-term and annual incentive programs. The Nominating Committee has also engaged Semler Brossy to advise that committee on director compensation matters. Semler Brossy does not advise any of our executive officers as to their individual compensation and does not perform other compensation related services for the company.

The Compensation Committee’s consultant performs an annual competitive market assessment of each executive officer’s compensation package that the committee uses to analyze each component of such compensation as well as each executive officer’s compensation in the aggregate. The intent of these assessments is to evaluate the proper balance and competitiveness of our executive officers’ compensation, as well as the form of award used to accomplish the objective of each component. The committee is also advised, on an annual basis, as to target performance measures and other executive compensation matters by its compensation consultant.

Clearwater Paper Corporation 2018

Ultimately, decisions about the amount and form of executive compensation under our compensation program are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by its consultant or management.

Establishing Compensation. At meetings held in the first quarter of each year, the Compensation Committee typically takes the following actions relating to the compensation for our executive officers, and in some cases other senior employees:

•	approves any base salary increases;
•	approves the payment of cash awards under our annual incentive plan for the prior year’s performance;
•	approves the settlement of any performance-based equity awards previously issued under our long-term incentive program;
•	establishes the performance measures and approves the target award opportunity for cash awards under our annual incentive plan for the current year;
•	establishes the performance measures for any performance-based equity awards under our long-term incentive program;
•

approves the threshold and maximum levels of performance under our annual and long-term incentive plans, including performance shares, as well as the payouts for achieving those levels of performance; and

•	approves the grant of performance shares and any other equity awards, such as options or restricted stock units that vest based on continued employment, under our long-term incentive program.

Competitive Market Assessments. The committee conducts an annual review of each of our executive officers’ compensation and, in connection with these assessments, analyzes competitive data provided by its compensation consultant. In the fourth quarter of both December 2016 and November 2017, Semler Brossy performed such an assessment for the committee. Consistent with their approach in 2016, Semler Brossy’s 2017 market assessments compared the compensation of our named executive officers with that of companies in the forest products industry as well as manufacturing companies of similar size in terms of revenue and market capitalization. They also utilized market data from relevant published survey sources, including surveys from Mercer, Aon Hewitt and Willis Towers Watson for market data on paper and allied products companies, manufacturing companies, and/or general industry companies of similar size. In its competitive assessments, Semler Brossy gathered competitive compensation data that was adjusted, where feasible and appropriate, to the revenues of the company. See “2017 Executive Compensation Peer Group” pages 32-33. The competitive assessments were based on executive positions that are comparable to those of our executive officers.  As part of the review and modification of our executive compensation program for 2018, Semler Brossy provided the Compensation Committee with analyses of our annual incentive plan and long-term incentive plan.

Individual Performance.  The committee adjusts compensation against the median level for individual executives, as appropriate, to recognize factors such as job performance, long-term potential and experience as well as for purposes of recruitment and retention. Total direct compensation (defined as base salary plus short- and long-term incentives) earned by our executives may vary from the market median (above or below) based on these factors.

Compensation Components

We balance our executive total direct compensation among three components: base salary, short-term or annual cash incentives, and long-term, equity based incentives.

Base Salary. The Compensation Committee targets executive base salaries at or near the median of competitive practice, with such adjustments as management and the committee deem necessary. The committee reviews and approves annual salaries for our executives, in part, based on competitive pay data provided by its compensation consultant. The committee also takes into account the executive’s level of experience, job performance, long-term potential and tenure.

Clearwater Paper Corporation 2018

Annual Incentives. Our annual incentive program links executive compensation to annual company financial and operational performance by awarding cash bonuses for achieving pre-defined targets that are set at the beginning of the year.

Annual Incentive Plan Mechanics. The target cash bonus amount for our named executive officers is determined as a set percentage of his or her base salary.  That percentage is determined at the beginning of the year by the Compensation Committee based in part on the annual market assessment of our executives’ compensation performed by the Committee’s compensation consultant. After the end of the year, actual financial performance is calculated and the results are compared to the pre-approved, objective performance measures. Earned awards are paid in cash in the first quarter of the year following the applicable performance year. If an executive officer does not meet his or her stock ownership requirement at that time, awards are paid 50% in cash and 50% in stock. Executive officers may also elect to defer annual incentive awards pursuant to our management deferred compensation program. Under our annual cash incentive program, when measuring final results, the Compensation Committee may make appropriate adjustments to take into account certain events that occur during the performance period, including items the committee determines are extraordinary or otherwise not indicative of the company’s core performance. The committee did not exercise this discretionary authority in 2017.

Long-Term Incentives. Our long-term incentive program, comprised of a mix of performance shares, stock options, and restricted stock units, aligns our executive officers with the interests of our stockholders by driving stock performance in both relative and absolute terms, and links compensation to the strategy intended to drive that stock performance.  Target long-term incentive awards for our named executive officers are determined at the beginning of the year by the Compensation Committee based in part on the annual market assessment of our executives’ compensation performed by the Committee’s compensation consultant.

Performance Shares. Performance shares represent the contingent right to receive a varying number of shares of common stock based on objective company-wide financial metrics as well as TSR, performance over a three-year period relative to a performance measure identified at the time the share grants are awarded. The objective financial metrics are tied to our strategic direction and determined at the beginning of the year. TSR is comprised of the change in a company’s stock price from the beginning of the performance period compared to the end of the performance period, and includes all cash and stock dividends paid on shares of common stock during such period. The company’s stock price at the beginning and end of a performance period is measured over a fixed period of time, currently the final forty trading days in the year prior to the start of the performance period and the final forty trading days in the final year of the performance period. We use performance shares to serve three key objectives: first, to reward employees when the company performs in-line with its long-term strategic direction and achieves total stockholder returns that exceed those of the applicable index; second to encourage employees to focus on enhancing long-term stockholder value; and third to align management’s interests with stockholders’ interests. The committee awards annual performance share grants to our executive officers in the first quarter of each year.

Stock Options. Stock options represent the contingent right, but not the obligation, to buy a certain amount of shares of the company at a predetermined price. These option grants generally vest over a three-year period subject to continued employment. We use stock options to focus on absolute stock performance, that is, purely on increasing our stock price to align the interests of executives with those of our stockholders and to help recruit and retain key employees. We also believe that stock options help foster a longer-term orientation towards company performance among our officers and other key personnel as well as enhance retention as a result of the vesting period. The committee awards annual stock option grants to our executive officers in the first quarter of each year.

Restricted Stock Units. The committee awards annual RSU grants in the first quarter of each year. RSUs represent the contingent right to receive a fixed number of shares of common stock in the future if the employee remains employed through the applicable vesting period. We use RSUs to help recruit and retain key employees and to align the interests of executives with those of our stockholders. These RSU grants generally vest over a three-year period subject to continued employment. We believe that RSUs

Clearwater Paper Corporation 2018

help foster a long-term ownership mentality among our officers and other key personnel as well as enhance retention as a result of the vesting period. Additionally, these awards encourage recipients to take actions aimed at increasing the underlying value of the shares associated with RSUs over the vesting period since RSUs cannot be paid out until fully vested.

Long-Term Incentive Plan Mechanics

Long-Term Incentive Opportunities. The committee establishes target, long-term incentive values for each executive officer annually, taking into consideration competitive long-term equity incentive opportunities, equity usage and stockholder dilution. The Compensation Committee’s consultant performs an annual assessment of competitive long-term equity incentive opportunities to assist the committee in establishing the target, long-term incentive values for each executive officer. The target values, which generally approximate the median of competitive practice, are then converted to a target number of performance shares, stock options and RSUs based on the average closing price for our common stock over a fixed period of time prior to the date of grant. The actual number of equity awards granted are further subject to an increase or decrease at the Compensation Committee’s discretion, based upon assessment of an individual executive’s past contributions and potential future contributions to the company.

Timing of Long-Term Incentive Awards. Compensation Committee meetings are scheduled well in advance and are not coordinated with the release of any material, non-public information. The grant date for annual equity awards is the day of the Compensation Committee meeting at which the awards are approved. However, for executive officers who are hired during the year, the committee may approve an equity award in advance of, and subject to the executive commencing employment, in which case the grant date is the executive’s start date. For the purpose of converting the dollar value of a grant into a set number of shares, the committee may approve the use of the price of our common stock as of the grant date or the use of an average trading price over a set period. For stock option grants, the exercise price is set at the closing price on the date of grant.

Limitations on and Adjustments to Long-Term Awards. The Compensation Committee reserves the right to reduce or eliminate any performance share award to an employee, or to all senior employees as a group, if it determines that TSR has been insufficient, or if our financial or operational performance has been inadequate.

2017 Executive Compensation Peer Group. Semler Brossy annually evaluates and makes recommendations regarding the peer companies that we use for competitive comparisons of our executive and non-employee director compensation. Based on that recommendation for fiscal year 2017, our peer group was reduced by 1 to 15 companies (the company removed was subject to merger and acquisition activities, as noted below). The peer group includes companies of comparable size from other industries adjacent to our own (paper products and paper packaging), including metal, glass, and containers, and specialty chemicals. The following companies were used as part of the competitive market assessments of our executive compensation for 2017:

Clearwater Paper Corporation 2018

Company Name (1)	GICS Sub-Industry	Revenue (In millions)(2)	Market Capitalization (In millions)(3)
Packaging Corp. of America	Paper Packaging	$6,445	$11,374
Domtar Corp.	Paper Products	$5,094	$3,105
Sonoco Products Co.	Paper Packaging	$4,875	$5,282
Graphic Packaging Holding Co.	Paper Packaging	$4,351	$4,788
Silgan Holdings, Inc.	Metal & Glass Containers	$4,090	$3,244
Bemis Co., Inc.	Paper Packaging	$4,031	$4,340
Greif, Inc.	Metal & Glass Containers	$3,638	$3,091
KapStone Paper & Packaging Corp.	Paper Products	$3,234	$2,200
AptarGroup, Inc.	Metal & Glass Containers	$2,382	$5,375
P.H. Glatfelter Co.	Paper Products	$1,594	$934
Innospec, Inc.	Specialty Chemicals	$1,191	$1,704
Neenah, Inc.	Paper Products	$956	$1,525
Schweitzer-Mauduit International, Inc.	Paper Products	$932	$1,394
OMNOVA Solutions, Inc.	Specialty Chemicals	$783	$449
Myers Industries, Inc.	Metal & Glass Containers	$558	$594
25th Percentile		$1,074	$1,459
Median		$3,234	$3,091
75th Percentile		$4,220	$4,564
Clearwater Paper Corporation	Paper Products	$1,719	$746
Percentile Rank		37th percentile	10th percentile
(1)	AEP Industries was removed from the peer group due to M&A activity.
(2)	Represents revenues for the most recent four quarters as reported by each company as of December 31, 2017.
(3)	Share price as of December 31, 2017, using the most recently disclosed shares outstanding.

Other Compensation Matters

Officer Stock Ownership Guidelines. In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives’ long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Title	Value of Clearwater Paper Equity Holdings
Chief Executive Officer	5x Base Salary
Division President	2x Base Salary
Senior Vice President	2x Base Salary

Each executive must acquire, within five years of his or her becoming an executive officer, at least the equity value shown above. Each of our named executive officers has met his or her current equity ownership requirements. Shares held in a brokerage account, an account with our transfer agent, an account with our stock plan administrator or in our 401(k) Plan, common stock units owned as a result of deferred awards made under our incentive programs, and any vested RSUs, all count towards the ownership requirement. Shares subject to unvested RSUs, unexercised options or unearned performance shares, however, do not count toward the ownership guidelines. The value of the shares held by an officer will be measured by the greater of the value of the shares at the (i) time acquired or fully vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. The stock ownership of all our named executive officers as of March 9, 2018, is presented on page 16. See “Security Ownership of Certain Beneficial Owners and Management.” If an executive does not meet his or her ownership requirement or the ownership requirement is not maintained after it is initially met, incentive awards to be made under our annual incentive program are paid 50% in cash and 50% in stock, and any performance share award that is earned, on an after-tax basis, must be retained to the extent necessary to meet the stock ownership guidelines.

Limitations on Securities Trading. Pursuant to our Insider Trading Policy, directors, officers and other employees are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin, and engaging in transactions in puts, calls or other derivatives trading on an exchange in regard to company securities.

Clearwater Paper Corporation 2018

Annual Incentive and Long-term Incentive Clawbacks.  The company has the right to cancel or adjust the amount of any annual incentive or any equity award if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award as originally calculated or determined exceeds the award as adjusted, although we may be unable to compel the repayment of an annual incentive award made to an ex-employee for years prior to 2014.

Executive Severance and Change of Control Plans. The Compensation Committee believes that our Executive Severance Plan and our Change of Control Plan provide tangible benefits to the company and our stockholders, particularly in connection with recruiting and retaining executives in a change of control situation. We do not provide for excise tax gross-ups upon a change of control. We do not view our change of control benefits or post-termination benefits as core elements of compensation due to the fact that a change of control or other triggering event may never occur. Our objectives in having the Executive Severance Plan and Change of Control Plan are consistent with our compensation objectives to recruit, motivate and retain talented and experienced executives. In addition, we believe these plans provide a long-term commitment to job stability and financial security for our executives and encourage retention of those executives in the face of the uncertainty and potential disruptive impact of an actual or potential change of control. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions and are intended to reassure executives that they will receive previously deferred compensation and that prior equity grants will be honored because decisions as to whether to provide these amounts are not left to management and the directors in place after a change of control. Our change of control and post-termination benefits are not provided exclusively to the named executive officers, but are also provided to certain other management employees. Severance and change of control benefits are discussed in detail on pages 42-47. See “Potential Payments Upon Termination or a Change of Control.”

Section 162(m).  Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the CEO and certain other named executive officers. Prior to 2018, however, companies could deduct compensation above $1 million if it was “performance-based compensation” within the meaning of the Code. While the Compensation Committee considered the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we did not adopt a policy that all applicable compensation must qualify as deductible under Section 162(m). Our annual incentive program and the performance share and option award portions of our long-term incentive program were, however, intended to qualify as performance-based compensation. Our stockholders previously approved our annual incentive plan and stock incentive plan for purposes of Section 162(m).

The Section 162(m) deduction for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, except for certain amounts payable pursuant to written binding contracts in effect on November 2, 2017. As a result, it is uncertain whether compensation that the Compensation Committee intended to structure as performance-based compensation under Section 162(m) will be deductible. Further, the committee reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) deduction limit if it determines that such modifications are consistent with our business needs.

The Role of Stockholder Advisory Vote. At our annual meeting in 2018, our stockholders will again be provided the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 3 in this proxy statement. The Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Salaried Retirement Benefits. The company sponsors a Salaried Retirement Plan, or Retirement Plan, which provides a pension to salaried employees of Clearwater Paper as of December 15, 2010, including

Clearwater Paper Corporation 2018

some of our named executive officers. This plan is discussed in detail on pages 40-41. See “Post Employment Compensation.” We closed the Retirement Plan to new participants effective December 15, 2010, and froze the accrual of further benefits for current participants under the plan as of December 31, 2011. In lieu of further accrual of benefits under the Retirement Plan, we are providing enhanced 401(k) contributions to provide a competitive and sustainable retirement benefit to the prior plan participants and new salaried employees.

401(k) Plan. Under the Clearwater Paper 401(k) Plan, or the 401(k) Plan, in 2017 we made matching contributions equal to 70% of a salaried employee’s contributions up to 6% of his or her annual cash compensation, subject to applicable tax limitations. Eligible employees who elect to participate in this plan are 100% vested in the matching contributions upon completion of two years of service. All eligible nonunion employees of Clearwater Paper and its subsidiaries, including our named executive officers, are permitted to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. The employee contributions are eligible for matching contributions as described above. Additionally, in 2017 we made enhanced contributions to employees’ accounts under the 401(k) Plan of 3.5% of an employee’s eligible annual compensation.  These contributions are 100% vested.

Supplemental Benefit Plan. Our Clearwater Paper Salaried Supplemental Benefit Plan, or Supplemental Plan, provides retirement benefits to our salaried employees, including our named executive officers, based upon the benefit formulas of our Retirement Plan and 401(k) Plan. Benefits under the Supplemental Plan are based on base salary and annual bonus, including any such amounts that the employee has elected to defer, and are computed to include amounts in excess of the IRS compensation and benefit limitations applicable to our qualified plans. Otherwise, these benefits are calculated based on the qualified plan formulas and do not augment the normal benefit formulas applicable to our salaried employees. These plans are discussed in detail on pages 41-42. See “Summary of Plan Benefits.”

To appropriately align with the change to the Retirement Plan and the introduction of the enhanced 401(k) Plan benefits, the portion of the Supplemental Plan based on the Retirement Plan benefit formula was frozen as of December 31, 2011, and the portion of the Supplemental Plan based on the 401(k) Plan benefit formula includes any enhanced 401(k) contributions that would exceed the IRS compensation and benefit limits.

Other Benefits

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Personal Benefits. We do not provide perquisites or other personal benefits to our officers or senior employees, with the exception of certain relocation expenses. Salaried employees, including named executive officers, who participate in our relocation program receive a tax gross-up on certain of the relocation benefits provided. Our health care and other medical insurance programs, as well as the 401(k) Plan, are the same for all U.S.-based salaried employees, including named executive officers.

Clearwater Paper Corporation 2018

EXECUTIVE COMPENSATION TABLES

2017 Compensation

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Linda K. Massman	2017	$915,385	$1,453,798	$849,779	$770,000	$55,382	$152,736	$4,197,080
President and Chief	2016	$866,346	$1,183,417	$1,289,537	$1,068,200	$30,014	$223,468	$4,660,983
Executive Officer	2015	$816,667	$893,024	$898,987	$736,000	$0	$170,044	$3,514,722
John D. Hertz	2017	$496,154	$311,113	$181,858	$271,200	$0	$67,656	$1,327,981
Senior Vice President, Finance	2016	$477,404	$309,292	$204,187	$382,500	$0	$87,412	$1,460,795
and Chief Financial Officer	2015	$462,500	$279,242	$168,954	$286,000	$0	$53,761	$1,250,457
Patrick T. Burke	2017	$456,154	$348,903	$203,934	$249,300	$0	$61,858	$1,320,149
Senior Vice President,	2016	$433,077	$341,849	$225,687	$347,200	$0	$47,367	$1,395,180
Group President	2015	$331,083	$223,136	$131,478	$189,000	$0	$29,952	$904,649
Michael S. Gadd	2017	$422,115	$244,235	$142,787	$230,700	$47,796	$62,589	$1,150,223
Senior Vice President, General	2016	$406,538	$247,441	$163,350	$325,800	$27,218	$106,214	$1,276,562
Counsel and Corporate Secretary	2015	$386,667	$217,250	$131,478	$239,100	$0	$72,915	$1,047,410
Kari G. Moyes(5)	2017	$323,077	$197,694	$115,574	$149,400	$0	$46,186	$831,930
Senior Vice President,	2016	$312,404	$195,342	$128,958	$211,800	$0	$56,645	$905,149
Human Resources
(1)

The stock awards column shows the aggregate grant date fair value of the RSUs and the performance shares granted to all of our named executive officers, and the option awards column shows the grant date fair value of stock options granted to all of our named executive officers. In accordance with FASB ASC Topic 718, the grant date fair value reported for all RSUs was computed by multiplying the number of shares subject to the RSU award by the closing price of Clearwater Paper’s stock on the grant date. The grant date fair value reported for the portion of all performance shares tied to a TSR performance condition were based upon the probable outcome of the TSR performance condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of this portion of the performance share awards for purposes of estimating compensation cost was calculated using a Monte Carlo simulation model. The grant date fair values reported for the portion of all performance shares tied to an ROIC performance condition were computed by multiplying the number of shares subject to such performance condition by the closing price of Clearwater Paper’s stock on the grant date. We determined the grant date fair value for all stock options using the Black-Scholes model in accordance with FASB ASC Topic 718. The assumptions underlying FASB ASC Topic 718 valuations performed for performance shares and stock options are discussed in Note 15 to our audited financial statements included in our 10-K.

Following is the value as of the grant date of the performance shares granted to our named executive officers by us in 2017 and in 2016, assuming the highest level of performance would have been or will be achieved (resulting in settlement of 200% of the shares subject to the award) in each case based on Clearwater Paper’s closing stock price on the applicable grant date.  Ms. Massman (2017 - $1,708,289, and 2016 - $2,310,198), Messrs., Hertz (2017 – $365,584, and 2016 - $365,800), Burke (2017 - $409,963, and 2016 - $404,318), Gadd (2017 - $287,042, and 2016 - $292,640) and Ms. Moyes (2017 - $232,335 and 2016 - $231,028).

(2)	This column shows cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2017 were actually paid in 2018.
(3)

Represents the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial pension plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.

(4)	All Other Compensation Table below for additional information:

Name	Company Contributions		Other Benefits
	401(k)	Supplemental 401(k)(a)
Linda K. Massman	$17,229	$135,507
John D. Hertz	$14,571	$53,086
Patrick T. Burke	$14,302	$47,557
Michael S. Gadd	$14,100	$43,490	$5,000	(b)
Kari G. Moyes	$13,460	$27,725	$5,000	(c)
(a)	Allocations made under the 401(k) Plan supplemental benefit portion of our Supplemental Plan.
(b)	Includes a charitable contribution of $5,000 made by the company to Second Harvest Inland Northwest of which Mr. Gadd serves as a director.
(c)	Includes a charitable contribution of $5,000 made by the company to the Spokane Symphony of which Ms. Moyes serves as a director.

Clearwater Paper Corporation 2018

(5)	Ms. Moyes was not a named executive officer prior to 2016, so no data is provided for 2015 in this table.

Grants of Plan-Based Awards for 2017

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(7)	Target (#)	Maximum (#)
Linda K. Massman		$572,938	$916,700	$1,833,400
	2/27/2017				0	15,051	30,102				$884,425
	2/27/2017								45,153	$56.75	$849,779
	2/27/2017							10,033			$569,373
John D. Hertz		$201,750	$322,800	$645,600
	2/27/2017				0	3,221	6,442				$189,271
	2/27/2017								9,663	$56.75	$181,858
	2/27/2017							2,147			$121,842
Patrick T. Burke		$185,500	$296,800	$593,600
	2/27/2017				0	3,612	7,224				$212,249
	2/27/2017								10,836	$56.75	$203,934
	2/27/2017							2,408			$136,654
Michael S. Gadd		$171,625	$274,600	$549,200
	2/27/2017				0	2,529	5,058				$148,611
	2/27/2017								7,587	$56.75	$142,787
	2/27/2017							1,685			$95,624
Kari G. Moyes		$111,125	$177,800	$355,600
	2/27/2017				0	2,047	4,094				$120,287
	2/27/2017								6,141	$56.75	$115,574
	2/27/2017							1,364			$77,407
(1)

Actual amounts paid under our annual incentive plan for performance in 2017 were paid in March 2018, and are reflected in the Summary Compensation Table on page 36 in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan included an operational component related to company EBITDA and EBITDA Margin, which accounted for 75%, and a group performance component, which accounted for 25% of the target bonus measure for 2017. The company portion of the target annual bonus amount could have been up to 200% of target, depending on the respective EBITDA and EBITDA Margin performance of the company, and the group component of the bonus could have been up to 200% of the target. This resulted in a cap on what could be paid out equal to 200% of the aggregate target amount for the year. If the company EBITDA threshold target is not met, no participant is eligible to receive a bonus under our annual incentive plan for that year. The threshold amounts shown in the table assume threshold company performance and 100% of the group performance component being paid.

(2)

Amounts shown represent performance shares granted for the performance period 2017-2019. The named executive officers’ total long-term incentive grants were in the form of 37.5% performance shares that may pay out based on our TSR compared to that of a selected comparison group (companies comprising the S&P MidCap 400® Index, excluding those companies classified as members of the GICS® Financials sector) during the three-year performance period (40% of target grant), and Return on Invested Capital (60% of target grant), and 37.5% stock options and 25% time-vested RSUs, both of which have a three-year ratable vesting subject to continuing employment. The grant date fair value of the performance share awards has been calculated as described in footnote 1 to the 2017 Summary Compensation Table above.

(3)	Amounts represent RSUs with three-year “ratable” vesting described in footnote 2.
(4)	Amounts represent stock options with three-year “ratable” vesting described in footnote 2.
(5)	Stock exercise prices reflect the closing price of our stock on the grant date.
(6)	The grant date fair value of the option awards has been calculated using the Black-Scholes model in accordance with FASB ASC Topic 718.
(7)

Threshold payout is shown at zero solely for illustrative purposes. For both the relative TSR and ROIC portions of the performance share awards, threshold performance will produce a payout of 0% of target, target level performance will produce a payout of 100% of target, and maximum performance will produce a payout of 200% of target. For performance that is intermediate, the percent of target multiplier will be determined by interpolation.

Compensation of Chief Executive Officer and CEO Pay Ratio

Linda K. Massman.  Pursuant to Ms. Massman’s employment agreement, dated effective January 1, 2016, for her service as President and CEO, her target annual bonus opportunity was 100% of her actual salary for 2017. She was paid an annual bonus of $770,000 for 2017. Her bonus could have ranged from zero to 200% of the target amount based on company and group performance criteria established by the Compensation Committee. Ms. Massman also participates in our long-term incentive program on terms established by the committee, and for 2017, she was eligible for a target award of at least $2,500,000.

Clearwater Paper Corporation 2018

Ms. Massman receives other benefits generally available to our officers and other eligible employees including participation in our Supplemental Plan and Retirement Plan. See narrative following the “Pension Benefits Table.”

Ms. Massman is entitled to certain payments upon termination or a change of control. See “Potential Payments Upon Termination or Change of Control-Ms. Massman’s Employment Agreement.” Ms. Massman is also prohibited from competing against us or soliciting our or our affiliates’ employees and from soliciting customers on behalf of any competitor for one year following termination of her employment if her employment terminated without cause, if her employment terminated more than twenty-four months after a change of control, or if she terminated her employment for good reason, and for two years following termination of her employment for any other reason.

The Compensation Committee has reviewed all components of the compensation of Ms. Massman, including base salary, annual incentive award and long-term incentive awards plus the cost of any other salaried employee benefits and projected payout obligations under several potential severance and change of control scenarios. Based on this review, the committee has determined that the total compensation of Ms. Massman is in the aggregate reasonable and not excessive and is consistent with the committee’s evaluation of her performance. The committee also determined, in the case of severance and change of control scenarios, that the potential payouts were appropriate.

CEO Pay Ratio

Under SEC rules, we are required to provide information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO.  The median of the annual total compensation of all employees of our company (other than our CEO) was $77,091.  As reported in the “2017 Summary Compensation Table” above, the annual total compensation of our CEO was $4,197,080. Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 54 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•

We determined that, as of the date of the last payroll run for the year (December 22, 2017), our employee population consisted of approximately 3,270 individuals with all of the individuals located in the United States. This population consisted of our full-time, part-time and temporary workers.

•	To identify the median employee from our employee population, we compared the amount of total cash earnings of all of our employees (other than our CEO) based on our payroll records.
•	Since all of our employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

The pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgement and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our estimated pay ratio as disclosed above.

Clearwater Paper Corporation 2018

2017 Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)				Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)		($)(3)	(#)(4)	($)(3)
Linda K. Massman
Performance Share Grant (17-19) TSR								0	$0
Performance Share Grant (17-19) ROIC								0	$0
Stock Option Grant (2017-2019)		45,153	$56.75	2/27/2027
Restricted Stock Units (2017-2019)					10,033	(5)	$455,498
Performance Share Grant (2016-2018)								7,452	$338,332
Stock Option Grant (2016-2018)		89,427	$38.75	2/25/2026
Stock Option Grant (2015-2017)	43,179		$61.75	2/26/2025
Stock Option Grant (2014-2016)	51,903		$66.97	2/24/2024
John D. Hertz
Performance Share Grant (17-19) TSR								0	$0
Performance Share Grant (17-19) ROIC								0	$0
Stock Option Grant (2017-2019)		9,663	$56.75	2/27/2027
Restricted Stock Units (2017-2019)					2,147	(5)	$97,474
Performance Share Grant (2016-2018)								1,180	$53,572
Stock Option Grant (2016-2018)		14,160	$38.75	2/25/2026
Restricted Stock Units (2016-2018)					3,146	(6)	$142,828
Stock Option Grant (2015-2017)	8,115		$61.75	2/26/2025
Stock Option Grant (2014-2016)	9,753		$66.97	2/24/2024
Patrick T. Burke
Performance Share Grant (17-19) TSR								0	$0
Performance Share Grant (17-19) ROIC								0	$0
Stock Option Grant (2017-2019)		10,836	$56.75	2/27/2027
Restricted Stock Units (2017-2019)					2,408	(5)	$109,323
Performance Share Grant (2016-2018)								1,304	$59,213
Stock Option Grant (2016-2018)		15,651	$38.75	2/25/2026
Restricted Stock Units (2016-2018)					3,477	(6)	$157,856
Stock Option Grant (2015-2017)	4,359		$67.83	4/1/2025
Stock Option Grant (2015-2017)	1,956		$61.75	2/26/2025
Stock Option Grant (2014-2016)	1,464		$66.97	2/24/2024
Michael S. Gadd
Performance Share Grant (17-19) TSR								0	$0
Performance Share Grant (17-19) ROIC								0	$0
Stock Option Grant (2017-2019)		7,587	$56.75	2/27/2027
Restricted Stock Units (2017-2019)					1,685	(5)	$76,499
Performance Share Grant (2016-2018)								944	$42,858
Stock Option Grant (2016-2018)		11,328	$38.75	2/25/2026
Restricted Stock Units (2016-2018)					2,517	(6)	$114,272
Stock Option Grant (2015-2017)	6,315		$61.75	2/26/2025
Stock Option Grant (2014-2016)	7,587		$66.97	2/24/2024
Kari G. Moyes
Performance Share Grant (17-19) TSR								0	$0
Performance Share Grant (17-19) ROIC								0	$0
Stock Option Grant (2017-2019)		6,141	$56.75	2/27/2027
Restricted Stock Units (2017-2019)					1,364	(5)	$61,926
Performance Share Grant (2016-2018)								745	$33,834
Stock Option Grant (2016-2018)		8,943	$38.75	2/25/2026
Restricted Stock Units (2016-2018)					1,987	(6)	$90,210
Stock Option Grant (2015-2017)	5,010		$61.75	2/26/2025
Stock Option Grant (2014-2016)	1,407		$66.97	2/24/2024
(1)

For 2016, all named executive officers’ annual equity awards, with the exception of the grants to Ms. Massman, were in the form of 37.5% performance shares that may pay out based on our relative TSR compared to that of the S&P MidCap 400® Index (excluding those companies classified as members of the GICS® Financials sector) during the three-year performance period, 37.5% stock options and 25% time-vested RSUs, the latter two with three-year “cliff” vesting subject to continued employment. Ms. Massman’s 2016 annual equity incentive grants were in the form of 50% performance shares and 50% stock options. For 2017, all named executive officer’s annual equity awards were in the form of 37.5% performance shares that may pay out based on our TSR compared to that of a selected comparison group (companies comprising the S&P MidCap 400® Index, excluding those companies classified as members of the GICS® Financials sector) during the three-year performance period (40% of target grant), and Return on Invested Capital (60% of target grant), 37.5% stock options and 25% time-vested RSUs, the latter two have a three-year ratable vesting subject to continuing employment. Because the performance share awards are for three-year performance periods that end December 31, 2018, and 2019, respectively, the actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in this table.

(2)	This column shows RSUs granted in 2016 and 2017.
(3)	Values calculated using the $45.40 per share closing price of our common stock on December 29, 2017.
(4)

This column shows performance shares granted for the 2016-2018 and 2017-2019 performance periods, with share payouts calculated assuming performance at threshold level solely for illustrative purposes. For the 2016-2018 performance period,

Clearwater Paper Corporation 2018

performance is measured based on relative TSR, and the share payouts will be 25% of target for threshold performance, 100% of target for target level performance, and 200% of target for the maximum level of performance. For the 2017-2019 performance period, performance is measured based on relative TSR and ROIC, and the share payouts under each measure will be 0% of target for threshold performance, 100% of target for target level performance, and 200% of target for the maximum level of performance. In each performance period, for performance that is intermediate, the percent of target multiplier will be determined by interpolation.

(5)	The shares listed will vest ratably 33% / 33% / 34% on March 1, 2018, March 1, 2019 and March 1, 2020, respectively.
(6)	100% of the shares listed in the table will vest on December 31, 2018.

2017 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Linda K. Massman	0	$0	0	$0
John D. Hertz	0	$0	1,804	$83,525
Patrick T. Burke	0	$0	2,423	$111,624
Michael S. Gadd	0	$0	1,403	$64,959
Kari G. Moyes	0	$0	1,113	$51,532
(1)	Consists of the gross number of RSUs that fully vested in 2017.
(2)	Fully vested RSUs were subject to tax withholding, resulting in the receipt of fewer shares by each named executive officer. The shares withheld for tax purposes were as follows:

Name	Shares Withheld for Tax Purposes	Value of Shares Withheld
Linda K. Massman	0	$0
John D. Hertz	494	$22,872
Patrick T. Burke	1,205	$55,340
Michael S. Gadd	384	$17,779
Kari G. Moyes	305	$14,122
(3)	Values are calculated using the per share closing price of our common stock on the vesting date of each RSU grant.

Post-Employment Compensation

Pension Benefits Table

Full-time Clearwater Paper salaried employees, including our named executive officers, who were employed by us as of December 15, 2010, are eligible for the Retirement Plan. The Normal Retirement Benefit (or Accrued Benefit) was frozen as of December 31, 2011. Years of service were frozen as of December 31, 2011. The table below shows the actuarial present value of each named executive officer’s accumulated benefit, if eligible for the Retirement Plan, payable on retirement under our tax-qualified Retirement Plan and the Retirement Plan supplemental benefit portion of our non-qualified Supplemental Plan. For purposes of calculating the Retirement Plan benefit, earnings include base salary and annual incentive awards. Ms. Moyes and Messrs. Hertz and Burke are not eligible to participate in these plans.

Name	Plan Name	Number of Years Credited Service (1)(#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)
Linda K. Massman	Supplemental Plan (2)	3.30	$263,537	$0
	Retirement Plan (3)	3.30	$111,458	$0
Michael S. Gadd	Supplemental Plan (2)	5.84	$154,019	$0
	Retirement Plan (3)	5.84	$201,180	$0
(1)

Years of credited service were frozen as of December 31, 2011. Number of years of credited service prior to December 31, 2011, include years of service with Potlatch Corporation prior to our spin-off from Potlatch Corporation for all eligible employees.

(2)	Salaried Supplemental Benefit Plan. The Retirement Plan supplemental benefit portion of this plan ceased to accrue further benefits for participants as of December 31, 2011.

Clearwater Paper Corporation 2018

(3)	Salaried Retirement Plan. This plan was closed to new participants effective December 15, 2010, and ceased to accrue further benefits for participants as of December 31, 2011.
(4)

The following assumptions were made in calculating the present value of accumulated benefits: discount rate of 3.90% as of December 31, 2017; retirement at the officer’s first unreduced retirement age, which is age 62; service as of December 31, 2011; mortality expectations based on the Mercer Industry Longevity Experience Study for basic materials, paper and packaging (MILES) table with generational projections using the Mercer derived projection scale MMP-2016 as of December 31, 2017; and IRS limitations and Social Security covered compensation through December 31, 2011.

Summary of Retirement Plan Benefits. Full time Clearwater Paper salaried employees, including named executive officers, employed as of December 15, 2010 are eligible employees to participate in the Retirement Plan. Participants vest in Retirement Plan benefits upon the earlier of attainment of five years of Vesting Service, or age 65. An eligible employee’s “normal retirement date” is the first day of the month coincident with or next following the attainment of age 65. The monthly benefit payable to an employee retiring on the “normal retirement date” is: (1% times Final Average Earnings) times (Years of Credited Service) Plus (0.5% times “Final Average Earnings” in excess of the Social Security Benefit Base) times (Years of Credited service (up to 35)). “Final Average Earnings” are the highest average monthly compensation (including base salary and incentive awards) earned during any consecutive 60-month period during the employee’s final 120 months of service as of December 31, 2011 with compensation in a given year limited by Internal Revenue Code (“IRC”) Section 401(a)(17). If an eligible employee elects to receive an “early retirement benefit,” the “normal retirement benefit is reduced 5/12 of 1% for every month that payment commences prior to age 62 (or age 65 if employment terminates prior to attainment of age 55 and 10 Years of Vesting Service).  Participants in the Retirement Plan may select among various annuity forms and benefits with an actuarial present value less than $5,000 are paid in a lump sum.

Summary of the Supplemental Plan Benefit. All participants in the Retirement Plan whose benefits are limited due to the application of IRC Section 401(a)(17) or IRC Section 415 are eligible to participate in the Salaried Supplemental Benefit Plan, and receive the additional retirement benefit that the participant would have earned without this limitation. Participants vest in Supplemental Plan benefits upon the attainment of five years of Vesting Service or age 65. Benefits commence for participants upon 90 days following attainment of age 55 or separation of service, whichever is later. If the actuarially equivalent value of the Supplemental Benefit is not more than $50,000, it is paid in a lump sum. Otherwise, the participant may elect a form of payment from those provided by the Retirement Plan. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service. This benefit is adjusted for age at commencement similar to the Retirement Plan.

2017 Nonqualified Deferred Compensation Table

The table below shows deferred compensation of the named executive officers, including mandatory deferral of RSUs and the fiscal year contributions made by or on their behalf under the 401(k) Supplemental Benefit portion of our nonqualified Supplemental Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (12/31/17) ($)(3)
Linda K. Massman	$0	$135,507	($702,345)	($82,183)	$2,347,188	(4)
John D. Hertz	$0	$53,086	$29,237	$0	$233,748
Patrick T. Burke	$0	$47,557	$853	$0	$97,367
Michael S. Gadd	$0	$43,490	$4,239	$0	$290,966
Kari G. Moyes	$0	$27,725	$303	$0	$42,097
(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2017 Summary Compensation Table page 36.

Clearwater Paper Corporation 2018

(2)

None of the Aggregate Earnings reported in this Table are included in the 2017 Summary Compensation Table in this proxy for the 2017 fiscal year as they do not represent above-market preferential earnings. These amounts include stock price loss on the mandatorily deferred RSUs.

(3)	The following amounts included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for previous fiscal years:

Name	Amount
Linda K. Massman	$2,201,793
John D. Hertz	$137,232
Patrick T. Burke	$48,716
Michael S. Gadd	$638,091
Kari G. Moyes	$14,015

(4)

This aggregate balance includes RSUs that were previously, mandatorily deferred pursuant to RSU award agreements in 2012. The deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

In addition to the retirement benefits described above, the Supplemental Plan provides benefits to supplement our Clearwater Paper 401(k) Plan to the extent that an employee’s “company contributions” or “allocable forfeitures” in the Clearwater Paper 401(k) Plan are reduced due to IRC limits or because the employee has deferred an annual incentive plan award. Supplemental Plan contributions equal the difference between the company contributions and allocable forfeitures actually allocated to the employee under the Clearwater Paper 401(k) Plan for the year and the company contributions and allocable forfeitures that would have been allocated to the employee under the Clearwater Paper 401(k) Plan if the employee had deferred 6% of his or her earnings determined without regard to the IRC compensation limit ($270,000 in 2017) and without regard to deferral of any annual incentive plan award. At the participant’s election, contributions may be deemed invested in a stock unit account, other investments available under the Clearwater Paper 401(k) Plan or a combination of these investment vehicles. Participants vest in this Supplemental Plan benefit upon the earliest of two years of service, attainment of age 65 while an employee, or total and permanent disability. Participants may elect to have benefits paid in a lump sum or in up to 15 annual installments; however, balances that are less than the annual 401(k) contribution limit ($18,000 in 2017) at the time the employee separates from service are paid in a lump sum. Benefits commence in the year following the year of separation from service. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service.

Certain employees, including the named executive officers, who earn an annual incentive plan award may defer between 50% and 100% of the award under the Management Deferred Compensation Plan. Eligible employees may also elect to defer up to 50% of base salary into the plan. At the participant’s election, deferrals may be deemed invested in a stock unit account, other investments available under the Clearwater Paper 401(k) Plan, or a combination of these investment vehicles. No cash is actually invested in these vehicles, rather a participant is credited for the deferred amount which is then tracked as if the amount were actually invested in company common stock or in funds available under the Clearwater Paper 401(k) Plan. If stock units are elected, dividend equivalents are credited to the units. Deferred amounts are 100% vested at all times.

Potential Payments Upon Termination or Change of Control

Severance Programs for Executive Employees

Our Executive Severance Plan (the “Severance Plan”) and Change of Control Plan provide severance benefits to our named executive officers and certain other employees. Benefits are payable under the Severance Plan in connection with a termination of the executive officer’s employment with us and under the Change of Control Plan in connection with a change of control.

Termination Other Than in Connection with Change of Control.    The following table assumes a termination of employment occurred by us without cause or by the officer for good reason and does not include termination as a result of death, disability, or retirement. The table sets forth the severance benefits payable to each of our named executive officers under our Severance Plan if the named

Clearwater Paper Corporation 2018

executive officer’s employment is terminated in the circumstances described below, except, as noted, for those severance benefits of Ms. Massman which have been modified in accordance with her employment agreement. The following table assumes a termination of employment occurred on December 31, 2017.

	Cash	Pro-Rata	Value of
	Severance	Annual	Equity	Benefit
	Benefit	Bonus	Acceleration(1)	Continuation	Total
Linda K. Massman(2)	$1,175,000	$916,700	$0	$11,887	$2,103,587
John D. Hertz	$250,000	$322,800	$0	$9,684	$582,484
Patrick T. Burke	$230,000	$296,800	$0	$6,720	$533,520
Michael S. Gadd	$269,712	$274,600	$0	$12,745	$557,057
Kari G. Moyes	$162,500	$177,800	$0	$6,813	$347,113
(1)

Our named executive officers are not entitled to accelerated vesting or other acceleration of equity awards in connection with a termination of employment except (a) for a termination of employment in connection with death, disability or retirement described below in the table titled “Other Potential Payments Upon Termination”; and (b) in connection with a change of control related triggering event. All equity awards have been calculated using the company’s closing stock price of $45.40 on December 29, 2017.

(2)

Pursuant to her employment agreement, Ms. Massman would have received a cash severance payment equal to one year of base compensation from the date of her separation from service plus $250,000 and a prorated annual bonus for the termination year under the applicable bonus plan. Her employment agreement is discussed below under “Ms. Massman’s Employment Agreement.”

Under the Severance Plan, benefits are payable to an executive officer when his or her employment terminates in the following circumstances (each a “Severance Termination Event”):

▪	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or
▪	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
▪	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
▪

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

▪	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel; or
▪	a material breach by the company or any successor concerning the terms and conditions of the executive’s employment.

In addition, no severance benefits are payable in connection with termination of employment due to an asset sale, spin-off or joint venture if the executive continues employment with or is offered the same or better employment terms by the purchaser, spun-off company or joint venture.

Upon the occurrence of a Severance Termination Event, the following severance benefits are payable to the executive officer, except for Ms. Massman as noted above:

▪

a cash payment equal to three weeks of the executive’s base compensation, determined as of the date of the termination or at the rate in effect when the executive’s base compensation was materially reduced, whichever produces the larger amount, for each full year of service, referred to as the Severance Pay Period. The minimum period is six months of base compensation and the maximum is one year;

▪

continued eligibility for an annual incentive award for the fiscal year of termination, determined under the terms and conditions of the annual incentive plan and prorated for the number of days during the fiscal year in which the executive was employed;

▪

continued group health plan coverage as required by law (“COBRA”), with reimbursement of COBRA premium payments up to the amount paid by the company for the same coverage for its active senior executives until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment; and

Clearwater Paper Corporation 2018

▪	continued basic life insurance coverage until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment.

Termination in Connection with a Change of Control.    The following table sets forth the benefits payable to each of our named executive officers under the Change of Control Plan upon a termination of employment except for Ms. Massman to the extent her benefits listed below are paid in accordance with her employment agreement as discussed below. The following table assumes the termination of employment and a change of control each occurred on December 31, 2017.

	Cash	Pro-Rata	Value of
	Severance	Annual	Equity	Benefit
	Benefit	Bonus	Acceleration(1)	Continuation	Total
Linda K. Massman	$4,625,000	$916,700	$974,234	$29,717	$6,545,651
John D. Hertz	$2,062,500	$322,800	$318,213	$48,422	$2,751,935
Patrick T. Burke	$1,897,500	$296,800	$256,361	$33,600	$2,484,261
Michael S. Gadd	$1,753,125	$274,600	$253,345	$50,209	$2,331,279
Kari G. Moyes	$1,259,375	$177,800	$201,255	$34,064	$1,672,494
(1)

Amount reflects the value of equity acceleration with respect to outstanding RSUs and stock options, calculated using the company’s closing stock price of $45.40 on December 29, 2017. Amount does not reflect any equity acceleration with respect to outstanding performance shares as no payments would have been required thereunder based on actual performance.

Under the award agreement relating to our performance shares upon a change of control, a portion of the award based on our actual performance, prorated based on the number of complete months that have lapsed in the first twelve months of the performance period, is deemed payable and dividend equivalents, if any, are calculated on the prorated actual number of shares. Under the award agreement, if the holder’s employment is terminated by us without cause or by the holder for good reason within one month prior to, or 24 months after, a change of control, each RSU and stock option will fully vest unless the change of control occurs during the first year of the vesting period. If the change of control and “double trigger” event occur in the first year of the vesting period, a prorated portion of each RSU and stock option based on the number of complete months that have lapsed in the first twelve months of the vesting period is deemed payable.

In general, under the Change of Control Plan, a change of control is one or more of the following events: (1) any person acquires more than 30% of the company’s outstanding common stock; (2) certain changes are made to the composition of our Board; (3) certain transactions occur that result in our stockholders owning 50% or less of the surviving corporation’s stock; or (4) a sale of all or substantially all of the assets of the company or approval by our stockholders of a complete liquidation or dissolution of the company.

A change of control event does not occur upon the approval by stockholders of a merger, consolidation or sale transaction alone, but rather consummation of such a triggering event is also required.

Under the Change of Control Plan, benefits are payable to an executive officer when his or her employment terminates within two years following a change of control event in the following circumstances (each a “Change of Control Termination Event”):

▪	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or
▪	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
▪	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
▪

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

▪	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel;
▪	a failure by Clearwater Paper or any successor to provide comparable, aggregate benefits; or
▪	a material breach by Clearwater Paper or any successor concerning the terms and conditions of the executive’s employment.

Clearwater Paper Corporation 2018

Upon the occurrence of a Change of Control Termination Event, the following severance benefits are payable to executives:

▪

a cash benefit equal to the executive’s base compensation plus his or her base compensation multiplied by his or her target bonus percentage, determined as of the date of the termination or at the rate in effect when the executive’s base compensation was materially reduced, whichever produces the larger amount, multiplied by 2.5. The cash benefit is subject to a downward adjustment if the executive separates from service within thirty months of his or her 65th birthday;

▪

an annual incentive award for the fiscal year of termination, determined based on the executive’s target bonus and prorated for the number of days during the fiscal year in which the executive was employed;

▪	continued group health plan coverage for 2.5 years, or, if less, the period until the executive begins new employment, referred to as the Benefits Period, or such other period required by COBRA;
▪	reimbursement of COBRA premium payments during the Benefits Period up to the amount paid by the company for the same coverage for its active senior executives;
▪	continued basic life insurance coverage for the Benefits Period;
▪

a lump sum cash benefit equal to the value of that portion of the executive’s account in the 401(k) Plan which is unvested and the unvested portion, if any, of the executive’s “401(k) Plan supplemental benefit” account under the Supplemental Plan; and

▪

for executives participating in the Retirement Plan, a lump sum cash benefit equal to the present value of the executive’s “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and Supplemental Plan, respectively, if the executive is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service.

We do not pay tax gross-ups in connection with change of control payments. In the event an executive’s severance or change of control payments are subject to an excise tax, he or she will receive whichever provides the greater “after-tax” benefit—either the full amount of the change of control payments or an amount that has been reduced to a point where such payments are not subject to an excise tax.

Ms. Massman’s Employment Agreement

We entered into an employment agreement with Ms. Massman effective January 1, 2016 the “2016 Agreement.” Ms. Massman does not participate in the Severance Plan and Change of Control Plan.

Pursuant to Ms. Massman’s 2016 Agreement, if her employment terminates on or after January 1, 2016, for any reason other than cause, death, disability, or retirement, or she terminates her employment for good reason, she would receive (i) a cash severance payment equal to one year of base compensation, plus $250,000; (ii) a prorated annual bonus for the termination year under the applicable bonus plan based on company actual performance; and (iii) one year of continued health and welfare benefit coverage. If Ms. Massman is terminated without cause or she resigns for good reason, within the two years following a change of control, she will receive (i) a cash severance payment equal to 2.5 times her then current base salary plus target annual incentive bonus; (ii) a prorated annual bonus for the termination year under the applicable bonus plan at her target amount; and (iii) 2.5 years of continued health and welfare benefit coverage. If Ms. Massman is terminated due to death or disability she would receive a prorated annual bonus for the termination year under the applicable bonus plan based on company actual performance.

In order to be entitled to receive any separation payments, Ms. Massman agreed to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity.

Clearwater Paper Corporation 2018

Other Potential Payments Upon Termination

In addition to those termination situations addressed above, named executive officers or their beneficiaries are entitled to certain payments upon death, disability or retirement.

For annual RSU, stock option or performance share awards granted in 2016 and previously:

•	if the holder’s employment terminates during the first year of the three-year vesting or performance period, because of death, disability or retirement, the following occurs:
•

for RSUs and performance shares, a prorated portion of the award would be paid at the end of the vesting or performance period, based on the ratio of the number of calendar months the holder was employed during the calendar year in which the award is granted to twelve months; and

•

for stock options, a prorated portion of the award would become exercisable at the end of the full three-year vesting period upon retirement and immediately upon death or disability, based on the ratio for the number of calendar months the holder was employed during the calendar year in which the award is granted to twelve months.

•	If the holder’s employment terminates after the first year of the vesting or performance period because of death, disability or retirement, the following occurs:
•

for RSUs and performance shares, the holder’s award would not be prorated and the full number of shares under the award would be paid at the end of the vesting or performance period as though his or her employment had not terminated; and

•

for stock options, the holder’s stock option award would not be prorated and the entire award would become exercisable at the end of the three-year vesting period upon retirement and immediately upon death or disability, as though his or her employment had not terminated.

For annual RSU, stock option and performance share awards granted in 2017, if the holder’s employment terminates because of death, disability or retirement the following occurs:

•

for RSUs, a prorated portion of the award scheduled to vest at the next vesting date, would be paid based on the ratio of the number of full months the holder was employed from the previous annual vesting date (or from the grant date, if the holder’s employment terminates within twelve months of the grant date) to the date of termination, to twelve months;

•

for stock options, a prorated portion of the award scheduled to vest at the next vesting date would become exercisable based on the ratio of the number of full months the holder was employed from the previous annual vesting date (or from the grant date, if the holder’s employment terminates within twelve months of the grant date) to the date of termination, to twelve months; and

•

for performance shares, a prorated portion of the award would be paid at the end of the performance period, based on the ratio of the number of full calendar months the holder was employed during the performance period to thirty-six months.

For annual RSU and stock option awards granted in 2017, the RSUs and stock options shall vest ratably over a three-year period (33%, 33% and 34%) on March 1st of 2018, 2019 and 2020, respectively.

With respect to RSUs and performance shares, dividend equivalents, if any, that would have been paid on the shares earned had the recipient owned the shares during the prorated period, are paid at the end of the vesting or performance period.

Clearwater Paper Corporation 2018

The following table summarizes the value as of December 31, 2017, that our named executive officers who were employed at such time would be entitled to receive assuming the respective officer’s employment terminated on that date, in connection with death, disability or retirement. No named executive officer employed on such date was eligible for retirement. As a result, the amounts shown for our named executive officers in the table reflect amounts they would be entitled to receive in connection only with death or disability.

	Cash	Pro-Rata
	Severance	Annual	Value of Equity	Benefit
	Benefit	Bonus(1)	Acceleration(2)	Continuation	Total
Linda K. Massman	$0	$916,700	$719,903	$0	$1,636,603
John D. Hertz	$0	$322,800	$263,778	$0	$586,578
Patrick T. Burke	$0	$296,800	$291,944	$0	$588,744
Michael S. Gadd	$0	$274,600	$210,623	$0	$485,223
Kari G. Moyes	$0	$177,800	$166,706	$0	$344,506
(1)

All named executive officers are entitled to a payment of the prorated portion of their bonus, based on the company’s actual performance. As the termination event for purposes of this table is deemed to occur on December 31, 2017, and performance is not determinable on that date, the bonus represented in the table reflects the “target” bonus opportunity. The payout would occur at the same time as for other participants.

(2)

Amount reflects the value of equity acceleration with respect to outstanding RSUs and stock options, which was calculated using the company’s closing stock price of $45.40 on December 29, 2017. Amount does not reflect any equity acceleration with respect to outstanding performance shares as no payments would have been required thereunder based on actual performance.

Additional Termination or Change of Control Payment Provisions

Annual Incentive Plan.    In the event of a change of control, each participant under our annual incentive plan, including the named executive officers, is guaranteed payment of his or her prorated target bonus for the year in which the change of control occurs provided certain other events occur in connection with the participant. With respect to any award earned for the year prior to the year in which the change of control occurs, the participant is guaranteed payment of his or her award based on the performance results for the applicable year. The definition of “change of control” for purposes of our annual incentive plan is substantially similar to the definition of “change of control” described above with respect to the Change of Control Plan, and like certain other benefits under that plan requires a double trigger. Additionally, under our annual incentive plan, upon the death or disability of a participant, the participant or his or her beneficiary or estate, is entitled to a pro-rata portion of the annual bonus based on our actual performance.

Benefits Protection Trust Agreement.    We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change of control the Trust will become irrevocable and within 30 days of the change of control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under our Supplemental Plan; Annual Incentive Plan; Severance Plan; Change of Control Plan; Management Deferred Compensation Plan; Deferred Compensation Plan for Directors; the Salaried Severance Plan; Ms. Massman’s Employment Agreement and certain agreements between us and certain of our former employees. At least annually, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

Clearwater Paper Corporation 2018

COMPENSATION OF DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Nominating Committee, pursuant to the authority granted under its charter, engaged Semler Brossy to advise it on director compensation matters for 2017. Semler Brossy’s assessment was taken into consideration in establishing our current director compensation, which is targeted to be at the median of compensation paid by comparable companies.

2017 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Fredric W. Corrigan	$23,582	(3)	$89,140	-	$112,722
Boh A. Dickey	$139,500		$89,140	-	$228,640
Beth E. Ford	$95,500		$89,140	-	$184,640
Kevin J. Hunt	$87,750		$89,140	-	$176,890
William D. Larsson	$94,000		$89,140	-	$183,140
John P. O'Donnell	$72,750		$89,140		$161,890
Alexander Toeldte	$75,750		$89,140	-	$164,890

(1)

Represents annual retainer fees for 2017, as well as any amounts earned for service as Chair or committee Chair, membership retainer and meeting attendance fees. We replaced regular meeting fees for directors with an increased annual retainer fee and retainer fees for committee memberships starting July 1, 2017.

(2)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock units granted in 2017. In accordance with FASB ASC Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. The aggregate number of vested and unvested phantom common stock units credited for service and deferred fees as a director outstanding as of December 31, 2017 for each non-employee director was as follows: Mr. Dickey—52,810 units; Ms. Ford—13,304 units; Mr. Hunt—9,502 units; Mr. Larsson—52,810 units; Mr. O’Donnell—3,951 units and Mr. Toeldte—3,951 units.

(3)	Mr. Corrigan retired as a Director on May 7, 2017.

During 2017, one of our directors, Linda K. Massman, also served as our CEO. As a result, she did not receive compensation for her services as a director during 2017. The compensation received by Ms. Massman is shown in the 2017 Summary Compensation Table provided elsewhere in this proxy statement.

Clearwater Paper Corporation 2018

Retainer and Fees

Our outside directors are paid cash compensation at the following rates:

Annual retainer fee	$70,000
Annual retainer fee for Audit Committee membership	$15,000
Annual retainer fee for Compensation Committee membership	$7,500
Annual retainer fee for Nominating & Governance Committee membership	$6,000
Annual retainer fee for Chair (if not CEO)	$75,000
Annual retainer fee for Chair of the Audit Committee	$20,000
Annual retainer fee for Chair of the Compensation Committee	$15,000
Annual retainer fee for Chair of the Nominating and Governance Committee	$10,000
Attendance fee for each Board or Committee meeting in excess of 12 meetings, respectively	$1,500

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings as well as educational seminars and conferences.

Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors, or Directors Plan. When a director elects to defer fees, he or she must elect a payment date or dates for the deferred amount and elect to have the deferred fees converted into phantom common stock units or, if not converted, then credited with annual interest at 120% of the long-term applicable federal rate published by the Internal Revenue Service, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and paid to the director.

Long-Term Incentive Awards.    In May 2017, each of our outside directors received an annual equity award that vests after one year of service. These annual awards were granted in the form of phantom common stock units. The number of phantom common stock units actually awarded was determined by dividing $100,000 by the average closing price of a share of our common stock over a twenty-day period that ended on the date of the grant. The common stock units awarded are credited with additional common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and paid to the director.

Other Benefits.    Directors and their spouses are also eligible to participate in our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions. In 2017 we did not make any matching donations on behalf of outside directors under this program.

Director Stock Ownership Guidelines and Limitations on Securities Trading.    In the interest of promoting and increasing equity ownership by our directors and to further align our directors’ long-term interests with those of our stockholders, we have adopted stock ownership guidelines. Each director must acquire and hold within five years of becoming a director, Clearwater Paper Corporation stock with a value of at least $350,000. Directors are expected to achieve their ownership guideline within a five-year period from their appointment as a director.  Shares held in a brokerage account, an account with our transfer agent, or in the form of vested common stock units owned as a result of deferred director fees or annual equity awards paid under our company plans, all count towards the ownership requirement. The value of the shares held by a director will be measured by the greater of the value of the shares at (i) the time acquired or vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. Each of our directors is in compliance with his or her current equity ownership requirement. The stock ownership of all our directors as of March 9, 2018 is presented in this proxy. See “Security Ownership of Certain Beneficial Owners and Management.”

Clearwater Paper Corporation 2018

Annually a report is presented to the Board detailing each director’s stock ownership and progress toward meeting these guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees, are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin and engaging in transactions in puts, calls or other derivatives trading on an exchange in regards to company securities.

Clearwater Paper Corporation 2018

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year 2017 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management, KPMG and the company’s internal audit function, the Audit Committee recommended to the Board that the company’s audited financial statements for the fiscal year ended December 31, 2017, be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

William D. Larsson, Chair
Boh A. Dickey
Beth E. Ford

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG LLP in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2016 and 2017 for professional services rendered by KPMG for the audit of our financial statements and other services.

	Audit Fees (1)	Audit-Related Fees	Tax Fees	All Other Fees
2017	$1,523,400	$-	$-	$-
2016	$1,474,000	$-	$-	$-

(1)

Audit fees represent fees for the audit of the Company's annual financial statements, the audit of internal control over financial reporting, reviews of the quarterly financial statements, consents and debt compliance reports.

We have adopted a policy relating to independent auditor services and fees, which provides for pre-approval of audit, audit-related, tax and other specified services on an annual basis. Under the terms of the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

Clearwater Paper Corporation 2018

GENERAL INFORMATION

Stockholder Proposals for 2019

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2019 Annual Meeting is December 4, 2018. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by the company between January 14, 2019 and February 13, 2019. A stockholder’s notice relating to such a nomination or proposal must set forth the information required by our bylaws. A copy of our bylaws is available for downloading or printing by going to our website at www.clearwaterpaper.com, and selecting “Investor Relations,” and then “Corporate Governance.”

Annual Report and Financial Statements

A copy of our 2017 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2017, was made available along with this proxy statement and other voting materials and information on the website www.proxyvote.com. You may view a copy of the 2017 Annual Report by going to our website at www.clearwaterpaper.com, and then selecting “Investor Relations,” and then selecting “Financial Information & SEC Filings” or request one by selecting “Contact Us.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and applicable officers, we believe all persons subject to reporting filed the required reports on time in 2017.

Copies of Corporate Governance and Other Materials Available

The Board of Directors has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our website at www.clearwaterpaper.com, by selecting “Investor Relations” and then “Corporate Governance:”

▪	Restated Certificate of Incorporation
▪	Amended and Restated Bylaws
▪	Corporate Governance Guidelines
▪	Code of Business Conduct and Ethics
▪	Code of Ethics for Senior Financial Officers
▪	Audit Committee Charter
▪	Compensation Committee Charter
▪	Nominating and Governance Committee Charter
▪	Director Independence Policy
▪	Related Person Transaction Policy

Clearwater Paper Corporation 2018

PROPOSAL 1—ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines.

Each nominee is now a member of the Board. If any nominee becomes unable to serve as a director before the meeting or decides not to serve, the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2021

Linda K. Massman

Age 51, a director since January 2013

Alexander Toeldte

Age 58, a director since April 2016

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each nominee for director listed in Proposal 1.

PROPOSAL 2—RATIFICATION OF THE

APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2018

We recommend a vote FOR this proposal.

Based upon its review of KPMG LLP’s (“KMPG”) qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2018.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by our stockholders. The listing standards of the New York Stock Exchange provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2018 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Clearwater Paper Corporation 2018

PROPOSAL 3—ADVISORY VOTE

TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

The Board of Directors recommends a vote FOR this proposal.

This Proposal 3 vote, provides you with the opportunity to advise our Board of Directors and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We encourage stockholders to read the Executive Compensation Discussion and Analysis section, which describes our executive compensation programs that are designed to attract, retain, motivate and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the company’s achievement of financial performance targets as well as their individual achievement of specific strategic and corporate goals on an annual basis and for realization of increased stockholder return on a long-term basis. In 2017, we sought, and received, approval from our stockholders of our executive compensation program.

We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The advisory vote is not binding on the company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders, however, and the Compensation Committee will take into account, as it did with respect to last year’s advisory vote to approve named executive officer compensation, the result of the vote when determining future executive compensation.

Clearwater Paper Corporation 2018

CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your notice of Internet availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY E42049-P01337-Z71662 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! Yes No CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your notice of Internet availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. CLEARWATER PAPER CORPORATION 1b. Alexander Toeldte Nominees: The Board of Directors recommends you vote FOR the following: 1a. Linda K. Massman The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR Proposal 3. Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Vote on Directors Proposal 1 - Election of Directors Proposal 2 - Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2018. Proposal 3 - Advisory vote to approve named executive officer compensation. Vote on Proposals Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. q FOLD AND DETACH HERE q E42050-P01337-Z71662 The undersigned hereby appoints Linda K. Massman, John D. Hertz and Michael S. Gadd, or any one of them, as proxies, each with full power to act without the others and with the powers of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of CLEARWATER PAPER CORPORATION that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on 5/14/2018, at the Grand Hyatt, 721 Pine Street, Seattle, WA 98101, and any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-3. YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side. (PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR RETURN IT TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717.) CLEARWATER PAPER CORPORATION Annual Meeting of Stockholders May 14, 2018 9:00 AM This proxy is solicited by the Board of Directors Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side PROXY

CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY E42051-P01337-Z71662 CLEARWATER PAPER CORPORATION Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. 1b. Alexander Toeldte Nominees: The Board of Directors recommends you vote FOR the following: 1a. Linda K. Massman Vote on Directors Proposal 1 - Election of Directors The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote FOR Proposal 3. THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3. Proposal 2 - Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2018. Proposal 3 - Advisory vote to approve named executive officer compensation. Vote on Proposals For Against Abstain ! ! ! ! ! ! Yes No NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com. q FOLD AND DETACH HERE q E42052-P01337-Z71662 PROXY Proxy for Annual Meeting of Stockholders to be held May 14, 2018, at 9:00 a.m. local time (Pacific) On behalf of the Board of Directors of Clearwater Paper Corporation, this proxy is solicited from participants in the Clearwater Paper 401(K) Savings Plans. The shares will be voted as directed by you, but if not otherwise directed, FOR each director nominee and FOR Proposals 2 and 3. If you do not return this voting instruction form or vote by telephone or Internet, the Trustee (Fidelity Management Trust Company) must vote Plan shares in the same proportion as voted by other Plan participants. YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side. (PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)